                                                                    Exhibit 99.5

                           CONSOLIDATED BALANCE SHEET

                 FIRST CHICAGO NBD CORPORATION AND SUBSIDIARIES

                                                           1997      1996
                                                           ----      ----
DECEMBER 31 (DOLLARS IN MILLIONS)
ASSETS Cash and due from banks.........................  $  7,223  $  7,823
Interest-bearing due from banks........................     6,904     5,474
Federal funds sold and securities under resale
  agreements...........................................     8,501     4,197
Trading assets.........................................     4,198     4,812
Derivative product assets..............................     4,547     4,974
Investment securities..................................     9,330     7,178
Loans (net of unearned income--$961 in 1997 and
  $764 in 1996)........................................    68,724    66,414
  Less allowance for credit losses.....................    (1,408)   (1,407)
                                                         --------  --------
Loans, net.............................................    67,316    65,007
Premises and equipment.................................     1,439     1,415
Customers' acceptance liability........................       708       577
Other assets...........................................     3,930     3,162
                                                         --------  --------
Total assets...........................................  $114,096  $104,619
                                                         ========  ========
LIABILITIES
Deposits Demand........................................  $ 16,069  $ 15,702
  Savings..............................................    21,437    21,722
  Time.................................................    15,178    14,994
  Foreign offices......................................    15,805    11,251
    Total deposits.....................................    68,489    63,669
                                                         --------  --------
Federal funds purchased and securities under
  repurchase agreements................................     9,271     7,859
Other short-term borrowings............................     9,710     7,572
Long-term debt.........................................     9,092     7,706
Guaranteed preferred beneficial interest in the
  Corporation's junior subordinated debt...............       996       748
Acceptances outstanding................................       708       577
Derivative product liabilities.........................     4,616     4,753
Other liabilities......................................     3,254     2,728
                                                         --------  --------
Total liabilities......................................   106,136    95,612

STOCKHOLDERS' EQUITY
Preferred stock--without par value, authorized 10,000,000 shares

Shares Outstanding                        1997        1996
                                      -----------  -----------
  Series B ($100 stated value).....     1,191,000    1,191,000        119       119
  Series C ($100 stated value).....       713,800      713,800         71        71
  Series E ($625 stated value).....            --      160,000         --       100
  Convertible Series B ($5,000
    stated value)..................            --       30,786         --       154
  Common stock--$1 par value.......                                   320       320
  Number of shares authorized......   750,000,000  750,000,000
  Number of shares issued..........   319,509,114  319,509,189
  Number of shares outstanding.....   289,137,449  313,473,520
  Surplus.....................................................      1,966     2,149
  Retained earnings...........................................      7,446     6,433
  Fair value adjustment on investment securities available-
    for-sale..................................................         49        38
Deferred compensation.........................................        (79)      (58)
Accumulated translation adjustment............................          6         7
Treasury stock at cost, 30,371,665 shares in 1997 and
 6,035,669 shares in 1996.....................................     (1,938)     (326)
                                                                 --------   --------
Stockholders' equity..........................................      7,960      9,007
    Total liabilities and stockholders' equity................   $114,096   $104,619
                                                                 ========   ========

       The accompanying notes are an integral part of this balance sheet.

                         CONSOLIDATED INCOME STATEMENT

                 FIRST CHICAGO NBD CORPORATION AND SUBSIDIARIES

                                                             1997   1996   1995
FOR THE YEAR (IN MILLIONS, EXCEPT PER-SHARE DATA)          ------ ------ ------
INTEREST INCOME
Loans, including fees......................................$5,849 $5,745 $5,260
Bank balances..............................................   451    463    620
Federal funds sold and securities under resale agreements..   304    510    922
Trading assets.............................................   277    394    467
Investment securities--taxable.............................   369    364    694
Investment securities--tax-exempt..........................    97     93    127
                                                           ------ ------ ------
     Total................................................. 7,347  7,569  8,090
INTEREST EXPENSE
Deposits................................................... 2,178  2,175  2,581
Federal funds purchased and securities under repurchase
  agreements...............................................   498    671  1,192
Other short-term borrowings................................   480    552    538
Long-term debt.............................................   619    551    571
                                                           ------ ------ ------
     Total................................................. 3,775  3,949  4,882

NET INTEREST INCOME........................................ 3,572  3,620  3,208
Provision for credit losses................................   725    735    510
                                                           ------ ------ ------
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES...... 2,847  2,885  2,698
NONINTEREST INCOME
Combined trading profits...................................    81     58    210
Equity securities gains....................................   182    255    253
Investment securities gains (losses).......................    43     27    (16)
                                                           ------ ------ ------
     Market-driven revenue.................................   306    340    447
Credit card fee revenue....................................   904    914    901
Fiduciary and investment management fees...................   407    400    404
Service charges and commissions............................   936    803    735
                                                           ------ ------ ------
     Fee-based revenue..................................... 2,247  2,117  2,040
Other income...............................................   198     91    104
                                                           ------ ------ ------
     Total................................................. 2,751  2,548  2,591

NONINTEREST EXPENSE
Salaries and employee benefits............................. 1,748  1,707  1,692
Occupancy expense of premises, net.........................   252    259    252
Equipment rentals, depreciation and maintenance............   210    227    225
Amortization of intangible assets..........................    60     79     88
Other...................................................... 1,062    981  1,011
                                                           ------ ------ ------
     Operating Expense..................................... 3,332  3,253  3,268
Merger-related charges.....................................    --     --    267
FDIC special assessment....................................    --     18     --
                                                           ------ ------ ------
     Total................................................. 3,332  3,271  3,535
                                                           ------ ------ ------
INCOME BEFORE INCOME TAXES................................. 2,266  2,162  1,754
Applicable income taxes....................................   741    726    604
                                                           ------ ------ ------
NET INCOME.................................................$1,525 $1,436 $1,150
                                                           ====== ====== ======
NET INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS' EQUITY.....$1,504 $1,405 $1,113

EARNINGS PER SHARE
     BASIC.................................................$ 4.99 $ 4.44 $ 3.48
DILUTED....................................................$ 4.90 $ 4.33 $ 3.41

         The accompanying notes are an integral part of this statement.

            CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

            FIRST CHICAGO NBD CORPORATION AND SUBSIDIARIES

                                                        1997   1996  1995
                                                      ------- ------ ------
FOR THE YEAR (IN MILLIONS)
PREFERRED STOCK
   Balance, beginning of period...................... $   444  $ 489  $ 611
   Conversion of preferred stock.....................    (154)   (45)    (1)
   Redemption of preferred stock.....................    (100)    --   (121)
                                                      -------  ----- ------
   Balance, end of period............................     190    444    489
                                                      -------  ----- ------
COMMON STOCK
   Balance, beginning of period......................     320    319    329
   Issuance of stock.................................      --      1      1
   Cancellation of shares held in treasury...........      --     --    (11)
                                                      -------  ----- ------
   Balance, end of period............................     320    320    319
                                                      -------  ----- ------
SURPLUS
   Balance, beginning of period......................   2,149  2,185  2,555
   Issuance of common stock..........................      --      4     14
   Issuance of treasury stock........................    (100)   (84)   (21)
   Conversion of preferred stock.....................    (138)   (18)    --
   Acquisition of subsidiaries.......................      --     17     (3)
   Cancellation of shares held in treasury...........      --     --   (369)
   Other.............................................      55     45      9
                                                      -------  ----- ------
   Balance, end of period............................   1,966  2,149  2,185
                                                      -------  ----- ------
RETAINED EARNINGS
   Balance, beginning of period......................   6,433  5,497  4,808
   Net income........................................   1,525  1,436  1,150
   Cash dividends declared on common stock...........    (491)  (469)  (424)
   Cash dividends declared on preferred stock........     (21)   (31)   (37)
                                                      -------  ----- ------
   Balance, end of period............................   7,446  6,433  5,497
                                                      ------- ------ ------
FAIR VALUE ADJUSTMENT ON INVESTMENT SECURITIES
AVAILABLE-FOR-SALE
   Balance, beginning of period......................      38    112   (158)
   Unrealized gain on securities transferred from held-
    to-maturity to available-for-sale on November 17,
    1995 (net of taxes of $55).......................      --     --    101
   Change in fair value (net of taxes of $6 in 1997,
    $(41) in 1996, and $99 in 1995)..................      11    (74)   169
                                                      ------- ------ ------
   Balance, end of period............................      49     38    112
                                                      ------- ------ ------
DEFERRED COMPENSATION
   Balance, beginning of period......................     (58)   (39)   (33)
   Awards granted....................................     (42)   (32)   (18)
   Amortization of deferred compensation.............      50     26     21
   Other.............................................     (29)   (13)    (9)
                                                      ------- ------ ------
   Balance, end of period............................     (79)   (58)   (39)
                                                      ------- ------ ------
ACCUMULATED TRANSLATION ADJUSTMENT
   Balance, beginning of period......................       7      8      7
   Translation gain (loss), net of taxes.............      (1)    (1)     1
                                                      ------- ------ ------
   Balance, end of period............................       6      7      8
                                                      ------- ------ ------
TREASURY STOCK
   Balance, beginning of period......................    (326)  (121)  (310)
   Purchase of common stock..........................  (2,045)  (412)  (513)
   Acquisition of subsidiaries.......................      --     --    262
   Cancellation of shares held in treasury...........      --     --    380
   Conversion of preferred stock.....................     292     62      1
   Issuance of stock.................................     141    145     59
                                                      ------- ------ ------
   Balance, end of period............................  (1,938)  (326)  (121)
                                                      ------- ------ ------
     Total Stockholders' Equity, end of period......  $ 7,960 $9,007 $8,450
                                                      ======= ====== ======

         The accompanying notes are an integral part of this statement.

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                 FIRST CHICAGO NBD CORPORATION AND SUBSIDIARIES

                                                     1997      1996      1995
                                                   --------  --------  --------
FOR THE YEAR (IN MILLIONS)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income.......................................  $  1,525  $  1,436  $  1,150
Adjustments to reconcile net income to net cash
  provided by (used in) operating activities:
  Depreciation and amortization..................       234       255       274
  Provision for credit losses....................       725       735       510
  Equity securities gains........................      (182)     (255)     (253)
  Net (increase) decrease in net derivative
    product balances.............................       290      (231)      296
  Net (increase) decrease in trading assets......       538     3,331    (2,766)
  Net (increase) decrease in loans held for sale.       273        11      (243)
  Net (increase) decrease in accrued income
    receivable...................................        (4)      133      (131)
  Net increase (decrease) in accrued expenses
    payable......................................       277       (17)     (178)
  Net (increase) decrease in other assets........      (705)      (91)      174
  Merger-related charges.........................        --        --       267
  Other noncash adjustments......................      (243)        5      (106)
                                                   --------  --------  --------
    Total adjustments............................     1,203     3,876    (2,156)
Net cash provided by (used in) operating
  activities.....................................     2,728     5,312    (1,006)

CASH FLOWS FROM INVESTING ACTIVITIES
Net (increase) decrease in federal funds sold
  and securities under resale agreements.........    (4,304)    7,501     2,003
Purchase of investment securities--available-
  for-sale.......................................   (13,518)   (4,626)   (4,340)
Purchase of debt investment securities--held-to-
  maturity.......................................        --        --      (119)
Purchase of equity securities--fair value........      (142)     (138)     (385)
Proceeds from maturities of debt securities--
  available-for-sale.............................     1,272     2,248     3,652
Proceeds from maturities of debt securities--
  held-to-maturity...............................        --        --     1,042
Proceeds from sales of investment securities--
  available-for-sale.............................    10,168     4,340     5,564
Proceeds from sales of equity securities--fair
  value..........................................       308       425     1,051
Credit card receivables securitized..............     1,143     2,286     2,286
Net (increase) in loans..........................    (4,554)   (5,291)  (10,815)
Loan recoveries..................................       192       145       142
Net proceeds from sales of assets held for
  accelerated disposition........................         3        26        59
Purchases of premises and equipment..............      (270)     (286)     (382)
Proceeds from sales of premises and equipment....        67        79        74
Net cash and cash equivalents due to mergers,
  acquisitions and dispositions..................       (90)     (245)      116
                                                   --------  --------  --------
Net cash provided by (used in) investing
  activities.....................................   (9,725)    6,464       (52)

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in deposits..............     5,005    (4,936)    2,616
Net increase (decrease) in federal funds
  purchased and securities under repurchase
  agreements.....................................     1,409    (7,852)   (1,208)
Net increase (decrease) in other short-term
  borrowings.....................................     2,138    (2,230)    1,574
Proceeds from issuance of long-term debt.........    17,575     2,519     2,163
Redemption and repayment of long-term debt.......   (15,853)   (2,230)   (1,262)
Net increase (decrease) in other liabilities.....       335      (384)      103
Dividends paid...................................      (516)     (488)     (447)
Proceeds from issuance of common and treasury
  stock..........................................        --        59        23
Purchase of treasury stock.......................    (2,074)     (412)     (513)
Payment for redemption of preferred stock........      (100)       --      (121)
                                                   --------  --------  --------
Net cash provided by (used in) financing
  activities.....................................     7,919   (15,954)    2,928

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH
  EQUIVALENTS....................................       (92)      (63)      119

NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS....................................       830    (4,241)    1,989

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR...    13,297    17,538    15,549
                                                   --------  --------  --------
CASH AND CASH EQUIVALENTS AT END OF YEAR.........  $ 14,127  $ 13,297  $ 17,538
                                                   ========  ========  ========
OTHER CASH FLOW DISCLOSURES
  Interest paid..................................  $  3,791  $  4,055  $  4,666
  State and federal income taxes paid............       576       663       808
                                                   --------  --------  --------

Loans transferred to other real estate were $7 million, $25 million and $18 million in 1997, 1996 and 1995, respectively.

         The accompanying notes are an integral part of this statement.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 FIRST CHICAGO NBD CORPORATION AND SUBSIDIARIES

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     On December 1, 1995, FCC merged with and into NBD, with the combined company renamed First Chicago NBD Corporation. The merger was accounted for as a pooling of interests, and accordingly, the financial statements prior to the merger have been restated to reflect the consolidated results of the combined company.

     The consolidated financial statements for the Corporation, including its subsidiaries, have been prepared in conformity with generally accepted accounting principles. Such preparation requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Certain financial statement reclassifications have been made to prior years' information to conform with the current year's financial statement presentation.

(A) PRINCIPLES OF CONSOLIDATION

     The Corporation's consolidated financial statements include the accounts of the Corporation (the "Parent Company") and all subsidiaries that are more than 50% owned by the Corporation. All significant intercompany accounts and transactions have been eliminated.


(B) TRADING ACTIVITIES

     Trading assets and liabilities are carried at fair value. Realized and unrealized gains and losses related to trading activities are reflected in noninterest income as combined trading profits.

     Combined trading profits include interest rate, exchange rate, equity price, and commodity price trading results from both cash and derivative financial instruments. More information on the Corporation's trading revenue is shown in the "Trading Revenue" table on page 19.

(C) INVESTMENT SECURITIES

     Debt and equity investment securities classified as available-for-sale are carried at fair value with unrealized gains and losses, net of applicable income taxes, reported in the fair value adjustment on investment securities available-for-sale in stockholders' equity. Realized gains and losses and other than temporary impairments related to these securities are determined using the specific identification method and are reported in noninterest income as investment securities gains (losses) or equity securities gains, as appropriate.

     The Corporation carries investments of its venture capital subsidiaries at fair value. Changes in the fair value of such investments are recognized in noninterest income as equity securities gains. The fair value of publicly traded investments takes into account their quoted market prices with adjustments made for market liquidity or sale restrictions. For investments that are not publicly traded, management has made estimates of fair value that consider the investees' financial results, conditions and prospects, and the values of comparable public companies.

(D) LOANS


     Loans are generally reported at the principal amount outstanding, net of unearned income. Loans held for sale are valued at the lower of cost or fair value, with unrealized losses as well as realized gains or losses included in other noninterest income.

     Loan origination and commitment fees generally are deferred and amortized as interest income over the life of the related loan. Other credit-related fees, such as syndication management fees, commercial letters of credit fees, and fees on unused, available lines of credit, are recorded as service charges and commissions in noninterest income when earned.

     Loans, including lease financing receivables, are considered nonperforming when placed on nonaccrual status, or when renegotiated at terms that represent an economic concession to the borrower. Nonperforming loans are generally identified as impaired loans.

     A commercial loan is placed on nonaccrual status when the collection of contractual principal or interest is deemed doubtful by management or becomes 90 days or more past due, and the loan is not well-secured and in the process of collection. Accrued but uncollected interest is reversed and charged against interest income when the commercial loan is placed on nonaccrual status.

     Interest payments on a partially charged-off commercial loan are applied to the remaining principal balance until the balance is fully recovered. Once principal is recovered, cash payments received are recorded as recoveries to the extent of prior charge-offs, and then as interest income.

     A charge-off on a commercial loan is recorded in the reporting period in which either an event occurs that confirms the existence of a loss or it is determined that a loan or a portion of a loan is uncollectible.

     Consumer loans are generally not placed on nonaccrual status but are typically charged off after reaching certain delinquency periods that range from approximately 120 to 180 days past due, or earlier in the event of notification of bankruptcy. The timing and amount of the charge-off will depend on the type of consumer loan and any related collateral. Accrued but uncollected interest on a consumer loan typically is reversed against interest income when the loan is charged off.

     An economic concession on a renegotiated loan may represent forgiveness of principal and/or interest or a below-market interest rate offered to the borrower to maximize recovery of the loan. Generally, this occurs when the borrower's cash flow is insufficient to service the loan under its original terms. Subject to the above nonaccrual policy, interest on these loans is accrued at the reduced rates.


(E) CREDIT CARD SECURITIZATIONS

     The Corporation adopted Statement of Financial Accounting Standards ("SFAS") No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," on January 1, 1997. This new Statement establishes criteria based on legal control to determine whether a transfer of a financial asset is a sale or a secured borrowing. A sale is recognized when the Corporation relinquishes control over a financial asset and is compensated for such asset. The difference between the net proceeds received and the carrying amount of the financial asset(s) being sold or securitized is recognized as a gain or loss on sale.

     The Corporation actively packages and sells credit card receivables as securities to investors. Based on the immaterial level of net interest cash flows related to such transactions, as well as the short average life of receivables sold, the Corporation does not record a gain or loss at the time of the securitization but recognizes excess interest on an accrual basis. Net interest cash flows include finance charges and late payment fees, net of charge-offs and the interest paid to certificateholders. Cash flows attributable to cardholder relationships (e.g., annual fees) or enhancement fee revenues (e.g., return payment fees) are recognized when earned as credit card fee revenue. Transaction costs are generally deferred and amortized as a reduction to credit card fee revenue over the terms of the related securitizations.

(F) ALLOWANCE FOR CREDIT LOSSES

     The allowance for credit losses is maintained at a level that in management's judgment is adequate to provide for estimated probable credit losses inherent in on- and off-balance-sheet credit exposure. The allowance for credit losses attributable to off-balance-sheet credit exposure is not material. The amount of the allowance is based on formal review and analysis of potential credit losses, as well as prevailing economic conditions.

(G) PREMISES AND EQUIPMENT

     Premises and equipment are carried at amortized cost. Depreciation is charged to noninterest expense over the estimated useful lives of the assets on either a straight-line or an accelerated depreciation basis. Leasehold improvements are amortized over the terms of the respective leases or the estimated useful lives of the improvements, whichever is shorter. Maintenance, repairs and minor alterations are expensed as incurred. Gains and losses on disposition are reflected in other noninterest income.

(H) OTHER REAL ESTATE

     Other real estate includes primarily assets that have been received in satisfaction of debt. Other real estate is initially recorded and subsequently carried at the lower of cost or fair value less estimated selling costs. Any valuation adjustments required at the date of transfer are charged to the allowance for credit losses. Operating results from other real estate are recorded in other noninterest expense.

(I) INTANGIBLE ASSETS

     Intangible assets are included in other assets. Goodwill, representing the cost of investments in subsidiaries and affiliated companies in excess of the fair value of net assets acquired, is amortized on a straight-line basis over periods ranging from 10 to 25 years. Other intangible assets, such as customer lists, core deposits and credit card relationships, are amortized using various methods over the periods benefited.

(J) DERIVATIVE FINANCIAL INSTRUMENTS

     For a discussion of the Corporation's accounting policies for derivative financial instruments, see the "Derivative Financial Instruments" section, beginning on page 34.

(K) FOREIGN CURRENCY TRANSLATION

     If a foreign installation's functional currency is the U.S. dollar, then its local currency financial statements are remeasured to U.S. dollars. Remeasurement effects and the results of related hedging transactions are included in other noninterest income.

     If a foreign installation's functional currency is its local currency, then its local currency financial statements are translated into U.S. dollars. Translation adjustments, related hedging results and applicable income taxes are included in accumulated translation adjustment within stockholders' equity.

(L) MORTGAGE SERVICING RIGHTS

     The Corporation capitalizes originated mortgage servicing rights in accordance with SFAS No. 125. Such rights are carried at the lower of cost or market value on the consolidated balance sheet. The mortgage servicing rights portfolio is stratified by both product type and interest rate band for purposes of evaluating carrying value. The initial capitalization of originated mortgage servicing rights, in 1996, did not have a material effect on the Corporation's financial results.

(M) STOCK-BASED COMPENSATION

     In 1996, the Corporation adopted SFAS No. 123, "Accounting for Stock-Based Compensation." Under the provisions of this Statement, the Corporation elected to retain its current method of measuring and recognizing costs related to employee stock compensation plans under Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and to disclose the pro forma effect of applying the fair value method contained in SFAS No. 123. Accordingly, no compensation costs are charged against income for stock options awarded under the Corporation's Stock Performance Plan or stock purchase rights offered under its Employee Stock Purchase and Savings Plan. In addition, the unamortized cost of performance and restricted shares awarded continues to be included in deferred compensation, a separate component of stockholders' equity. Information on the Corporation's stock-based compensation plans is included in
Note 13(d), beginning on page 58.

(N) CASH FLOW REPORTING

     The Corporation uses the indirect method, which reports cash flows from operating activities by adjusting net income to reconcile to net cash flows from operating activities. Cash and cash equivalents consist of cash and due from banks, whether interest-bearing or not. Net reporting of cash transactions has been used when the balance sheet items consist predominantly of maturities of three months or less, or where otherwise permitted. Other items are reported on a gross basis.

     In 1997 and 1996, $154 million and $45 million, respectively, of the Corporation's 5 3/4% Cumulative Convertible Preferred Stock, Series B, were converted into common stock. See Note 12, on page 56, for more details.

     In 1995, a noncash transfer of $7.2 billion attributable to reclassifying debt investment securities from held-to-maturity to available-for-sale was made. The decision to reclassify was made in conjunction with the Financial Accounting Standards Board's ("FASB") issuance of an implementation guide.

(O) RECENTLY ISSUED ACCOUNTING STANDARDS

     Certain provisions of SFAS No. 125 became effective and were adopted on January 1, 1998. The Corporation does not expect that this adoption will have a material effect on its financial position or results of operations.

     In 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," which became effective January 1, 1998. The Statement distinguishes comprehensive income between net income and other comprehensive income, which includes items such as "fair value adjustment on investment securities available for sale" and "accumulated translation adjustment." The Statement requires that all components of comprehensive income and a total amount for comprehensive income be displayed in either the income statement, a separate statement of comprehensive income, or the statement of stockholders' equity. Since this Statement solely relates to disclosure requirements, it will have no effect on the Corporation's financial results.

     In 1997, the FASB also issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which becomes effective for the Corporation's 1998 Annual Report. The Statement establishes the "management approach" for identifying and reporting operating segments for interim and annual reporting purposes. The management approach identifies operating segments based on the information management uses to evaluate performance and allocate resources to its operating segments. The Statement also requires certain disclosures pertaining to products and services, geographic areas, and major customers. The Statement is not expected to have a significant impact on the Corporation's current business segment disclosures.

NOTE 2--EARNINGS PER SHARE

     In 1997, the Corporation adopted No. 128, "Earnings Per Share." As required, all prior periods presented were restated. The Statement replaces primary earnings per share ("EPS") with earnings per common share ("Basic EPS"). Basic EPS is computed by dividing income available to common stockholders by the average number of common shares outstanding for the period.

     The Statement also requires presentation of EPS assuming dilution. The diluted EPS calculation includes net shares that may be issued under the Employee Stock Purchase and Savings Plan, outstanding stock options, and common shares that would result from the conversion of convertible preferred stock. In the diluted calculation, income available to common stockholders is not reduced by preferred stock dividend requirements related to convertible preferred stock, since such dividends would not be paid if the preferred stock were converted to common stock.



                                                         1997      1996      1995
                                                     --------  --------  --------
(IN MILLIONS)
Basic
Net income.........................................  $  1,525  $  1,436  $  1,150
Preferred stock dividends..........................       (21)      (31)      (37)
                                                     --------  --------  --------
Net income attributable to common stockholders'
 equity...........................................   $  1,504  $  1,405  $  1,113
                                                     ========  ========  ========
Diluted
Net income........................................   $  1,525  $  1,436  $  1,150
Preferred stock dividends, excluding convertible
 Series B, where applicable.......................        (19)      (20)      (26)
                                                     --------  --------  --------
Diluted income available to common stockholders...   $  1,506  $  1,416  $  1,124
                                                     ========  ========  ========


                                                         1997      1996      1995
                                                     --------  --------  --------
(IN THOUSANDS)
Average shares outstanding..........................  301,421   316,765   320,049
Dilutive shares:
  Employee Stock Purchase and Savings Plan..........    1,003       467       205
  Stock options.....................................    3,503     3,011     2,603
  Convertible preferred stock.......................    1,050     6,488     6,741
                                                     --------  --------  --------
Average shares outstanding assuming full dilution...  306,977   326,731   329,598
                                                     ========  ========  ========
Earnings Per Share
  Basic............................................. $   4.99  $   4.44  $   3.48
                                                     ========  ========  ========
  Diluted........................................... $   4.90  $   4.33  $   3.41
                                                     ========  ========  ========

NOTE 3--MERGER-RELATED CHARGES

     In 1995, merger-related charges were $267 million and included direct merger and restructuring-related charges totaling $225 million, as well as the effect of conforming a number of accounting practices between FCC and NBD, which totaled $42 million. The effect of conforming these practices was not material to the Corporation's financial statements.

     At December 31, 1997, the merger-related reserve was $7 million, which is primarily associated with personnel-related costs. This remaining reserve has been identified with specific personnel actions and will be paid over the remaining severance period.

     The following table provides details on the merger-related reserve as of December 31, 1996 and 1995.



                                                                      1996   1995
                                                                      ----   ----
DECEMBER 31 (IN MILLIONS)
Personnel............................................................ $ 42   $ 92
Facilities and equipment.............................................   71     94
Other................................................................    5     14
                                                                      ----   ----
                                                                      $118   $200
                                                                      ====   ====

     Personnel-related costs primarily reflect the costs of employee severance packages. Facilities costs consist of lease termination costs and facilities-related exit costs arising from the consolidation of duplicate headquarters and operational facilities. Equipment costs consist of computer equipment and software write-offs due to duplication or incompatibility.

NOTE 4--ACQUISITIONS

     In July 1995, the Corporation consummated its merger with Deerbank Corporation, a $766 million thrift holding company located in Deerfield, Illinois. The merger was accounted for as a purchase. The purchase price of $106 million was funded by the issuance of 3.3 million shares of the Corporation's common stock.

     In January 1995, the Corporation consummated its merger with AmeriFed Financial Corp., a thrift holding company located in Joliet, Illinois, with total assets of $910 million. The purchase price of $148 million was funded by the issuance of 5.2 million shares of the Corporation's common stock. The merger was accounted for as a purchase.

NOTE 5--BUSINESS SEGMENTS

     The Corporation is engaged primarily in the banking business, which is divided into three business segments and one segment that captures all other activities. For information regarding the Corporation's business segments, as defined by management, see the "Business Segments--Overview" section on page 14 and the tables on pages 15 to 17.

     The table below covers the approximate consolidated financial data attributable to domestic and foreign operations for the three years ended December 31, 1997.

                                                       INCOME BEFORE      NET        TOTAL
                           REVENUES (1)  EXPENSES (2)   INCOME TAXES     INCOME     ASSETS
                           ------------  ------------  -------------     ------    --------
(IN MILLIONS)
1997
  DOMESTIC OPERATIONS....   $ 9,040        $6,823           $2,217       $1,489    $ 99,227
  FOREIGN OPERATIONS
  (3)....................     1,058         1,009               49           36      14,869

  CONSOLIDATED...........   $10,098        $7,832           $2,266       $1,525    $114,096

1996
  Domestic operations....   $ 9,020        $6,919           $2,101       $1,391    $ 90,070
  Foreign operations
  (3)....................     1,097         1,036               61           45      14,549

  Consolidated...........   $10,117        $7,955           $2,162       $1,436    $104,619

1995
  Domestic operations....   $ 9,277        $7,590           $1,687       $1,099    $100,601
  Foreign operations
  (3)....................     1,404         1,337               67           51      21,401

  Consolidated...........   $10,681        $8,927           $1,754       $1,150    $122,002


(1) Includes interest income and noninterest income.

(2) Includes interest expense, provision for credit losses and noninterest expense.

(3) No foreign region accounted for more than 10% of consolidated net income.

     Internally developed allocation procedures are used to segregate assets, related revenues, and expenses shown in the preceding table into domestic and foreign components. Such allocations typically are subjective, given that many of the resources employed by the Corporation and global markets are common to both domestic and foreign activities. The principal internal allocation procedures include allocating corporate overhead based on individual activities, expenses based on the geographic area benefited, assets and revenues based on the domicile of the customer, and capital (excluding that invested in foreign subsidiaries) to domestic operations.

NOTE 6--INVESTMENT SECURITIES

     The following is a summary of the Corporation's available-for-sale investment securities portfolio. Aside from those investments accounted for at fair value in accordance with specialized industry practice, the remaining investments in the portfolio are classified as available-for-sale.

                                               GROSS UNREALIZED   GROSS UNREALIZED    FAIR VALUE
                             AMORTIZED COST          GAINS            LOSSES         (BOOK VALUE)
                             --------------    ----------------   ----------------   ------------
DECEMBER 31, 1997
IN MILLIONS)
U.S. Treasury...............     $3,014              $ 23                $--            $3,037
U.S. government agencies
  Mortgage-backed
    securities..............      1,719                17                 --             1,736
  Collateralized
     mortgage obligations...        186                --                 --               186
  Other.....................        866                12                 --               878
States and political
   subdivisions.............        733               34                  --               767
Other debt securities.......      1,542                --                  4             1,538
Equity securities
  (1)(2)....................      1,076               156                 44             1,188
                                 ------              ----                ---            ------
    Total...................     $9,136              $242                $48            $9,330
                                 ======              ====                ===            ======

DECEMBER 31, 1996
(IN MILLIONS)
U.S. Treasury...............     $2,878              $ 18                $ 6            $2,890
U.S. government agencies
  Mortgage-backed
    securities..............      1,603                23                 18             1,608
  Collateralized
    mortgage obligations....         40                --                  1                39
  Other.....................         60                 1                 --                61
States and political
  subdivisions..............      1,150                59                  1             1,208
Other debt securities.......        256                 3                 --               259
Equity securities
  (1)(2)....................      1,004               180                 71             1,113
                                 ------              ----                ---            ------
    Total...................     $6,991              $284                $97            $7,178
                                 ======              ====                ===            ======


(1) The fair values of certain securities for which market quotations were not available were estimated. In addition, the fair values of certain securities reflect liquidity and other market-related factors.

(2) Includes investments accounted for at fair value, in keeping with specialized industry practice. The following is a summary of the proceeds from the sale of available-for- sale investment securities and the related gross realized gains and losses.

                                                     GROSS REALIZED   GROSS REALIZED
                                          PROCEEDS         GAINS          LOSSES
                                          --------   --------------   --------------
(IN MILLIONS)
1997....................................  $10,168         $62              $18
1996....................................    4,340          65               34
1995....................................    5,564          45               62


     In 1995, the Corporation reclassified all held-to-maturity debt securities as available-for-sale and recorded a $156 million unrealized pretax gain in the fair value adjustment on investment securities available-for-sale in stockholders' equity. Previously, these debt investment securities were carried at amortized cost. The decision to reclassify was made in conjunction with the FASB issuance of an implementation guide.

     The maturity distribution of debt investment securities is shown below. The distribution of mortgage-backed securities and collateralized mortgage obligations is based on average expected maturities. Actual maturities may differ because issuers may have the right to call or prepay obligations.

                                                            AMORTIZED      FAIR
                                                              COST        VALUE
                                                            ---------    -------
DECEMBER 31, 1997 (IN MILLIONS)
Due in one year or less...................................   $1,820      $1,823
Due after one year through five years.....................    3,807       3,846
Due after five years through ten years....................    1,507       1,534
Due after ten years.......................................      926         939
                                                             ------      ------
                                                             $8,060      $8,142
                                                             ======      ======

NOTE 7--LOANS

     Following is a breakdown of loans included in the consolidated balance sheet as of December 31, 1997 and 1996.

                                                                 1997      1996
                                                               -------   -------
(IN MILLIONS)
Commercial
  Domestic
  Commercial.................................................  $28,939   $27,718
  Real estate
    Construction.............................................    1,380     1,057
    Other....................................................    5,324     5,103
    Lease financing..........................................    2,144     1,820
  Foreign....................................................    4,515     3,656
                                                               -------   -------
       Total commercial......................................   42,302    39,354
                                                               =======   =======
Consumer
  Credit cards...............................................    9,693     9,601
  Secured by real estate.....................................    8,911     9,406
  Automotive.................................................    4,040     4,423
  Other......................................................    3,778     3,630
                                                               -------   -------
       Total consumer........................................   26,422    27,060
                                                               -------   -------
         Total...............................................  $68,724   $66,414
                                                               =======   =======

     The amount of interest shortfall related to nonperforming loans at year-end 1997 was $17 million. The shortfall amount represents the difference between the $29 million of interest contractually due and the $12 million of interest actually received. For 1996, the interest shortfall related to nonperforming loans at year-end was $16 million. The contractual amount of interest due totaled $27 million, and $11 million of interest was actually received.

     Credit card receivables are available for sale through the Corporation's credit card securitization program. In addition, other loans available for sale at December 31, 1997 and 1996, totaled $818 million and $545 million, respectively.

     The Corporation has loans outstanding to certain of its directors and executive officers and to partnerships or companies in which a director or executive officer has at least a 10% beneficial interest. At December 31, 1997 and 1996, $639 million and $339 million, respectively, of such loans to related parties were outstanding.

An analysis of the activity during 1997 with respect to such loans includes additions of $722 million, and reductions of $422 million.

NOTE 8--ALLOWANCE FOR CREDIT LOSSES

     Changes in the allowance for credit losses for the three years ended December 31, 1997, were as follows.



                                                          1997    1996    1995
                                                         ------  ------  ------
(IN MILLIONS)
Balance, beginning of year............................   $1,407  $1,338  $1,158
Additions (deductions)
Charge-offs...........................................     (916)   (815)   (409)
Recoveries............................................      192     145     145
                                                         ------  ------  ------
Net charge-offs.......................................     (724)   (670)   (264)
Provision for credit losses...........................      725     735     510
Other.................................................
Acquisitions..........................................       --      --       9
Transfers related to securitized receivables..........       --       4     (75)
                                                         ------  ------  ------
Balance, end of year..................................   $1,408  $1,407  $1,338
                                                         ======  ======  ======

     A loan is considered impaired when it is probable that all principal and interest amounts due will not be collected in accordance with its contractual terms. Certain loans, such as loans carried at the lower of cost or fair value or small-balance homogeneous loans (e.g., credit card and installment credit) are exempt from impairment determinations. Impairment is recognized to the extent that the recorded investment of an impaired loan or pool of loans exceeds the calculated present value of projected cash flows discounted at the contractual interest rate. Loans having a significant recorded investment are measured on an individual basis, while loans not having a significant recorded investment are grouped and measured on a pool basis. This reserve computation is considered in management's determination of the allowance for credit losses.

     At December 31, 1997, the recorded investment in impaired loans was $311 million, which required a related allowance for credit losses of $46 million. Substantially all of the $311 million in impaired loans had a related allowance for credit losses. At December 31, 1996, the recorded investment in impaired loans was $262 million, which required a related allowance for credit losses of $39 million.

     The average recorded investment in impaired loans was approximately $292 million for 1997 and $341 million in 1996. The Corporation recognized interest income associated with impaired loans of $24 million during 1997 and $17 million during 1996.

NOTE 9--PLEDGED AND RESTRICTED ASSETS

     At December 31, 1997, $21.7 billion of assets were pledged to secure government deposits, trust deposits, and borrowings, and for other purposes required by law. The Banks are required to maintain noninterest-bearing cash balances with the Federal Reserve System based on the types and amounts of deposits held. During 1997 and 1996, the average balances maintained to meet this requirement were $1.134 billion and $1.357 billion, respectively.

NOTE 10--LONG-TERM DEBT

     Long-term debt consists of borrowings having an original maturity of greater than one year. Original issue discount and deferred issuance costs are amortized over the terms of the related notes. Long-term debt at December 31, 1997 and 1996, was as follows.

                                                                  1997    1996
                                                                 ------  ------
(IN MILLIONS)
PARENT COMPANY
SUBORDINATED DEBT
  9% notes due 1999............................................... $  200  $  199
  9 7/8% notes due 2000...........................................     99      99
  9 1/5% notes due 2001...........................................      5       5
  9 1/4% notes due 2001...........................................    100     100
  10 1/4% notes due 2001..........................................    100     100
  11 1/4% notes due 2001..........................................     96      96
  8 7/8% notes due 2002...........................................    100     100
  8 1/10% notes due 2002..........................................    200     200
  8 1/4% notes due 2002...........................................    100     100
  7 5/8% notes due 2003...........................................    199     199
  6 7/8% notes due 2003...........................................    200     200
  Floating rate notes due 2003....................................    150     149
  7 1/4% debentures due 2004......................................    200     200
  Floating rate notes due 2005....................................     96      96
  6 1/8% notes due 2006...........................................    150     149
  7% notes due 2006...............................................    149     149
  7 1/8% notes due 2007...........................................    199     199
  6 3/8% notes due 2009...........................................    198     198
  7 1/2% preferred purchase units due 2023........................    150     150
  9 7/8% equity commitment notes due 1999.........................    200     200
SENIOR DEBT
8 1/2% notes due 1998.............................................    100     100
Other Parent Company debt.........................................  3,034   1,475

  Total Parent Company............................................  6,025   4,463

SUBSIDIARIES
  Bank notes, various rates and maturities........................  2,311   2,465
  Subordinated 6 1/4% notes due 2003..............................    200     200
  Subordinated 8 1/4% notes due 2024..............................    250     250
  8 3/4% notes due 1997-1999......................................     --      10
  Capitalized lease obligations, various rates and maturities.....     14      13
  Other...........................................................    292     305
                                                                   ------  ------
  Total subsidiaries..............................................  3,067   3,243
                                                                   ------  ------
  Total long-term debt............................................ $9,092  $7,706
                                                                   ======  ======

(A) PARENT COMPANY LONG-TERM DEBT

SUBORDINATED NOTES

     These notes are subordinated to other indebtedness of the Corporation. The fixed-rate notes have interest rates that range from 6 1/8% to 11 1/4% and maturities that range from 1999 to 2023. The floating rate notes due in 2003 have an interest rate priced at the greater of 4 1/4% or the three-month LIBOR plus 1/8%. The interest rate on this issue on December 31, 1997, was 5 15/16%. The floating rate notes due 2005 may be redeemed, in whole or in part, on any interest payment date at par. Interest payment on the notes is at a rate of 1/4% above the average offered rate quoted in the London interbank market for three-month Eurodollar deposits, but in no event may the rate be less than 5 1/4%. On December 31, 1997, the interest rate was 6 1/4%.

     Each 7 1/2% preferred purchase unit consists of a 7.40% subordinated debenture due May 10, 2023, in a principal amount of $25 and a related purchase contract paying fees of 0.10% of the principal amount of the debenture per year. The contract requires the purchase on May 10, 2023 (or earlier at the Corporation's election), of one depository share representing a one-fourth interest in a share of 7 1/2% cumulative preferred stock of the Corporation at a purchase price of $25 per depository share.

SENIOR DEBT

     The 8 1/2% notes are unsecured obligations that are not subordinated to any other indebtedness of the Corporation and may not be redeemed prior to their stated maturity.

     Other Parent Company long-term debt of $3.034 billion includes various notes with a weighted average interest rate of 6.00% and remaining weighted average maturity of 41 months at December 31, 1997.

(B) SUBSIDIARIES' LONG-TERM DEBT

     The bank notes are unsecured and unsubordinated debt obligations of the Banks. At December 31, 1997, the weighted average rate of the bank notes was 6.21%, and remaining weighted average maturity was 14 months.

     The 6 1/4% subordinated notes due 2003 are unsecured, subordinated to the claims of depositors and other creditors of NBD Michigan, and are not redeemable prior to maturity.

     The 8 1/4% subordinated notes due 2024 are unsecured, subordinated to the claims of depositors and other creditors of NBD Michigan, and are not redeemable by the bank prior to maturity. Registered holders have a one-time right to redeem the notes at par, in whole or in part, on November 1, 2004.

     Other long-term debt at December 31, 1997, included $291 million related to the sale and lease back of certain bank properties. The effective interest rate related to this transaction is 8.7%, with expected maturity in 2018.

(C) MATURITY OF LONG-TERM DEBT

     Of the Corporation's $9.092 billion total long-term debt, $1.919 billion, $1.028 billion, $1.195 billion, $841 million and $1.189 billion is scheduled to mature in 1998, 1999, 2000, 2001 and 2002, respectively.

NOTE 11--GUARANTEED PREFERRED BENEFICIAL INTEREST IN THE CORPORATION'S JUNIOR SUBORDINATED DEBT

     The $996 million of Guaranteed Preferred Beneficial Interest in the Corporation's Junior Subordinated Debt ("Trust Preferred Capital Securities") represents the net proceeds from the issuance of preferred capital securities by First Chicago NBD Institutional Capital A ("the Series A Trust"), First Chicago NBD Institutional Capital B (the "Series B Trust"), and First Chicago NBD Capital I (the "Series I Trust"). Each of the trusts is a statutory business trust organized for the sole purpose of issuing capital securities and investing the proceeds thereof in junior subordinated debentures of the Corporation ("Junior Subordinated Debt"). The preferred capital securities represent preferred individual beneficial interests in the respective trusts and are subject to mandatory redemption upon repayment of the Junior Subordinated Debt. The common securities of each trust are owned by the Corporation. The Corporation's obligations under the Junior Subordinated Debt and other relevant agreements, in aggregate, constitute a full and unconditional guarantee by the Corporation of each respective trust's obligations under the preferred securities issued by such trust.

     The Series A Trust issued $500 million in aggregate liquidation amount of 7.95% preferred capital securities on December 1, 1996. The sole asset of the Series A Trust is $515 million principal amount of 7.95% Junior Subordinated Debt that will mature on December 1, 2026, and is redeemable prior to maturity at the option of the Corporation on or after December 1, 2006.

     The Series B Trust issued $250 million in aggregate liquidation amount of 7.75% preferred capital securities on December 1, 1996. The sole asset of the Series B Trust is $258 million principal amount of 7.75% Junior Subordinated Debt that will mature on December 1, 2026, and is redeemable prior to maturity at the option of the Corporation on or after December 1, 2006.

     The Series I Trust issued $250 million in aggregate liquidation amount of floating rate preferred capital securities in January 1997. The sole asset of the Series I Trust is $258 million principal amount of floating rate Junior Subordinated Debt of the Corporation, bearing interest at an annual rate equal to three-month LIBOR plus 0.55% that will mature on February 1, 2027, and is redeemable at the option of the Corporation on or after February 1, 2007.

     The Trust Preferred Capital Securities are tax-advantaged issues and qualify as Tier 1 capital. Distributions on these securities are included in interest expense on long-term debt.

NOTE 12--PREFERRED STOCK

     The Corporation is authorized to issue 10,000,000 shares of preferred stock, without par value. The Board of Directors is authorized to fix the particular designations, preferences, rights, qualifications and restrictions for each series of preferred stock issued. All preferred shares rank prior to common shares both as to dividends and liquidation, but have no general voting rights. The dividend rate on each of the cumulative adjustable rate series is based on stated value and adjusted quarterly, based on a formula that considers the interest rates for selected short- and long-term U.S. Treasury securities prevailing at the time the rate is set. The minimum, maximum and current dividend rates for individual series of preferred stock are presented in the following table.


                                        STATED    ANNUAL DIVIDEND RATE     EARLIEST
                            SHARES      VALUE    -----------------------  REDEMPTION  REDEMPTION
                         OUTSTANDING  PER SHARE  MAXIMUM MINIMUM CURRENT     DATE     PRICE (1)
                         -----------  ---------  -----------------------  ----------  ----------
DECEMBER 31, 1997
Cumulative Adjustable
 Rate
  Series B..............  1,191,000     $100.00   12.00%   6.00%  6.00%       (2)      $100.00
  Series C..............    713,800      100.00   12.50    6.50   6.50        (2)       100.00

---------

(1) Plus accrued and unpaid dividends.
(2) Currently redeemable.

     In February 1997, the Corporation announced it would redeem all shares of its 5 3/4% Cumulative Convertible Preferred Stock, Series B ($5,000 stated value), and the related depositary shares, on April 1, 1997. Each such depositary share was convertible into 1.6876 shares of the Corporation's common stock at the option of the holder and, in 1997, approximately 3.1 million depositary shares were converted into approximately 5.2 million shares of common stock. In total, substantially all of the 4.0 million depositary shares had been converted into 6.7 million common shares. Resultant fractional shares were paid in cash. On April 1, 1997, the Corporation redeemed the remaining shares of the Cumulative Convertible Preferred Stock, Series B, at the price of $51.725 per depositary share plus an accrued and unpaid dividend of $0.71875 per depositary share.

     All shares of the Corporation's 8.45% Cumulative Preferred Stock, Series E ($625 stated value), and the related depositary shares, were redeemed on November 17, 1997, at the price of $25.27 per depositary share, including accrued and unpaid dividends of $0.27 per depositary share.

NOTE 13--EMPLOYEE BENEFITS

     The Corporation has established common plans covering pension, postretirement and postemployment benefits, employee savings, and stock compensation, all of which replaced predecessor plans effective January 1, 1997.

(A) PENSION PLANS

     The Corporation sponsors pension plans covering substantially all salaried employees. The pension plans are noncontributory, defined benefit cash-balance plans that provide balance accumulations based on years of service and compensation level. The funding policy varies for each plan. Depending on the plan, consideration is given to net periodic pension cost for the year, the minimum funding required by the Employee Retirement Income Security Act of 1974 ("ERISA") and the maximum tax deductible amount based on IRS limits.

Plan assets primarily include equity securities and debt securities issued by the U.S. government and its agencies or by corporations. Plan assets include common stock of the Corporation having a fair value of $26 million and $20 million at December 31, 1997 and 1996, respectively. Net periodic pension cost includes the following components for the years ended December 31.

                                                               1997    1996    1995
                                                              ------  ------  ------
(IN MILLIONS)
Service cost-benefits earned during period..................  $  62   $  61   $  45
Interest cost on projected benefit obligation...............    127     110     100
Actual loss (return) on assets..............................   (291)   (353)   (351)
Net amortization and deferral...............................    129     197     206
                                                              -----   -----   -----
Net periodic pension cost...................................  $  27   $  15   $  --
                                                              =====   =====   =====

     The following table reconciles the aggregated funded status of the plans and amounts recognized in the consolidated balance sheet at December 31.



                                                               1997      1996
                                                              ------   -------
(IN MILLIONS)
Actuarial present value of the projected benefit obligation, based on employment to date and current salary levels:
  Vested employees........................................    $(1,558) $(1,164)
  Nonvested employees.....................................        (15)    (376)
                                                              -------  -------
  Accumulated benefit obligation..........................     (1,573)  (1,540)
Additional amounts related to projected salary increases..        (26)     (19)
                                                              -------  -------
Projected benefit obligation..............................     (1,599)  (1,559)
Plan assets (at fair value)...............................      2,116    1,965
                                                              -------  -------
Plan assets in excess of projected benefit obligation.....        517      406
Unrecognized net gain due to experience different from
   assumptions............................................       (204)     (91)
Unrecognized transition asset.............................        (35)     (45)
Unrecognized prior service cost...........................        112      114
                                                              -------  -------
Prepaid pension cost included in the consolidated balance
   sheet..................................................    $   390  $   384
                                                              =======  =======

     The assumptions used in determining the projected benefit obligation and net periodic pension cost of such plans at December 31 are as follows.

                                                             1997    1996    1995
                                                            -----   -----   -----
Discount rate............................................    7.25%   7.75%  7.25%
Salary increase assumption...............................    5.25    5.25   5.25
Expected long-term rate of return on plan assets.........    9.5     9.5    9.0-9.5

(B) POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

     The Corporation sponsors postretirement life insurance plans and provides health care benefits for certain retirees and grandfathered employees when they retire. The postretirement life insurance benefit is noncontributory. Retirees and employees eligible for postretirement health care benefits participate on a contributory basis.

     Net periodic postretirement benefit cost included the following components for the years ended December 31.



                                                                  1997    1996    1995
                                                                 ------  ------  ------
(IN MILLIONS)
Service cost..................................................... $ 1     $ 2     $ 1
Interest cost....................................................   6       5       4
Net amortization and deferral....................................  (6)     --      14
                                                                 ----    ----    ----
Net periodic postretirement benefit cost......................... $ 1     $ 7     $19
                                                                 ====    ====    ====

     The Corporation funds postretirement benefit costs as claims are incurred. The following table reconciles the plan's funded status and amounts recognized in the consolidated balance sheet at December 31.



                                                                 1997  1996
                                                                 ----  ----
(IN MILLIONS)
Accumulated postretirement benefit obligation:
  Retirees....................................................... $(55) $(52)
  Fully eligible active plan participants........................  (10)  (10)
  Other active plan participants.................................  (14)  (14)
                                                                  ----  ----
Total accumulated postretirement benefit obligation..............  (79)  (76)
Plan assets (at market value)....................................   --    --

Accumulated postretirement benefit obligation in excess of plan assets...........................................................  (79)  (76)
Unrecognized net (gain)..........................................   (3)  (13)
Unrecognized prior service cost..................................    3     4

Accrued postretirement benefit liability recognized in the
  consolidated balance sheet..................................... $(79) $(85)

     The assumption used to measure postretirement benefit costs is a 7% annual rate of increase in the per capita cost of covered health care benefits for 1998, trending downward to 5.5% by the year 2000, and remaining at that level thereafter. This assumption has a significant effect on the amounts reported. Increasing the assumed health care cost trend rates by one percentage point in each year would have increased the accumulated postretirement benefit obligation as of December 31, 1997, by $3 million and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for 1997 by approximately $0.2 million.

     The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 7.25% at December 31, 1997, and 7.75% at December 31, 1996.

(C) SAVINGS AND INVESTMENT PLAN

     The Corporation maintains a savings and investment plan for U.S.-based employees meeting certain eligibility requirements. The Savings and Investment Plan requires employer contributions equal to participants' contributions up to 3% of their salary, plus an amount equal to one-half of participants' contributions between 3% and 6% of their salary, subject to certain limitations imposed by the IRS. The plan also allows a supplemental profit-based contribution.

     Total employer contributions and expense for this plan were $50 million in 1997, $43 million in 1996, and $37 million in 1995.

(D) STOCK-BASED COMPENSATION

     The Corporation utilizes various stock-based awards as part of its overall compensation program through its Stock Performance Plan. In addition, the Corporation provides employees the opportunity to purchase its shares through its Employee Stock Purchase and Savings Plan. The compensation cost that has been charged against income for the Stock Performance Plan was $50 million for 1997, $26 million for 1996 and $21 million for 1995. See Note 1(m) on page 47 for the Corporation's accounting policies relating to stock-based compensation.

STOCK PERFORMANCE PLAN

     Under the Stock Performance Plan, the Corporation may grant to employees various stock-based awards, including performance shares, restricted shares and stock options. The Corporation is authorized to award up to an aggregate of 2% of the outstanding common shares of the Corporation as reported at the prior year end.

PERFORMANCE SHARES

     The Corporation provides performance-based stock awards for its senior managers. The level of performance shares eventually distributed depends on the achievement of specific performance criteria that are set at the grant date. The ultimate expense attributable to these awards is based on the market value of the shares distributed at the end of the defined performance period. The expense associated with such awards is recognized over the defined performance period.

RESTRICTED SHARES

Restricted shares granted to key officers require them to continue employment for up to four years from the grant date before restrictions on the shares are removed. The market value of the restricted shares as of the date of grant is amortized to compensation expense ratably over the period the shares remain restricted.

STOCK OPTIONS

The Corporation also awards stock options to both senior managers and key officers. The exercise price of such options is equivalent to the market value of the Corporation's common stock at the award date. Options granted generally vest one-third each year over the three-year period following the grant date and have a maximum term of ten years. Stock options include the right to receive additional options not exceeding the number of options exercised under the original grant if certain criteria are met. The exercise price of an additional option is equal to the fair market value of the common stock on the date the additional option is granted. The vesting period for such additional options is six months.

The following tables summarize stock option activity for 1997 and 1996, respectively, and provide details of stock options outstanding at December 31, 1997.



                                                    1997               1996
                                             -------------------  ------------------
                                                       WTD. AVG.           WTD. AVG.
                                                       EXERCISE            EXERCISE
                                              SHARES     PRICE    SHARES     PRICE
                                             -------   ---------  ------   --------
(SHARES IN THOUSANDS)
Outstanding at January 1.................... 12,224     $31.59    12,406   $25.23
Granted.....................................  3,095      61.06     4,585    41.38
Exercised................................... (3,616)     29.95    (4,598)   24.19
Forfeited...................................   (197)     40.14      (169)   32.22
                                             ------     ------    ------   ------
Outstanding at December 31.................. 11,506     $39.88    12,224   $31.59
                                             ======               ======
Exerciseable at December 31.................  6,682     $33.04     6,595   $28.33
                                             ======               ======


                                   OPTIONS OUTSTANDING               OPTIONS EXERCISABLE
(SHARES IN THOUSANDS)
                           NUMBER                   WTD. AVG.
RANGE OF                OUTSTANDING   WTD. AVG.     REMAINING                   WTD. AVG
EXERCISE                  DEC. 31,    EXERCISE     CONTRACTUAL      NUMBER      EXERCISE
 PRICES                    1997        PRICE          LIFE       EXERCISABLE     PRICE
                        -----------   ---------    -----------   -----------    --------
$ 6.26--$20.00.........     727       $16.27         2.6 yrs.        727        $16.27
 20.01-- 33.00.........   3,910        27.30         5.2           3,070         27.05
 33.01-- 46.00.........   3,577        39.86         6.8           2,038         39.37
 46.01-- 59.00.........     770        52.94         5.6             757         53.03
 59.01-- 72.00.........   2,365        61.33         8.5              90         61.00
 72.01-- 85.06.........     157        75.57         5.3              --            --
                         ------       ------         --------      -----        ------
$ 6.26--$85.06.........  11,506       $39.88         6.2 yrs.      6,682        $33.04
                         ======       ======         ========      =====        ======

EMPLOYEE STOCK PURCHASE AND SAVINGS PLAN

     The Corporation also offers an Employee Stock Purchase and Savings Plan that allows eligible employees to authorize payroll deductions of up to 10% of their annual base earnings for deposit in an interest-bearing savings account for up to two years. Employees then have the option to either withdraw their savings balance in cash or purchase shares of the Corporation's common stock at a price fixed under the plan. The purchase price of the stock for a particular employee is fixed at 95% of the stock's market price on the day that employee becomes eligible to participate in a specific offering under the plan. Under the plan, the Corporation issued 18,006 shares in 1997 at $36.93 per share. The Corporation does not recognize any compensation expense with respect to this plan.

PRO FORMA COSTS OF STOCK-BASED COMPENSATION

     If the Corporation had determined compensation cost for awards under its stock plans based on their fair value at their grant dates consistent with the method set forth in SFAS No. 123, the Corporation's net income would have been $1.510 billion, $1.423 billion and $1.144 billion, for the years ended December 31, 1997, 1996 and 1995, respectively. Basic and diluted earnings per share related to these pro forma net income amounts are $4.94 and $4.86, respectively, for 1997, $4.39 and $4.29, respectively, for 1996 and $3.46 and $3.39, respectively, for 1995. These pro forma net income amounts are not indicative of future pro forma amounts because they do not include expenses related to stock-based compensation awards granted prior to January 1, 1995, which would have been amortized to expense over the vesting period of the award.

     The following table summarizes stock-based compensation grants and their related weighted average grant-date fair values for the year ended December 31:



                                       1997                       1996
                           -------------------------  -------------------------
                           NUMBER OF WTD. AVG. GRANT  NUMBER OF WTD. AVG. GRANT
                            SHARES   DATE FAIR VALUE   SHARES   DATE FAIR VALUE
                           --------- --------- -----  --------- ---------------
(SHARES IN THOUSANDS)
Performance Shares (1).....   0-354      $60.51         0-462        $40.58
Restricted Shares..........     503       60.79           601         41.30
Stock Options..............   3,095       11.95         4,585          6.74
Employee Stock Purchase and
 Savings Plan (2)..........      47        9.29         2,445          5.78

----------

(1)Range of potential shares issuable based on performance level achieved.
(2)Estimated number of shares employees will purchase under the plan.

     The grant date fair values of stock options granted under the Stock Performance Plan and employees' purchase rights under the Employee Stock Purchase and Savings Plan were estimated using the Black-Scholes option- pricing model. This model was developed to estimate the fair value of traded options, which have different characteristics than employee stock options, and changes to the subjective input assumptions can result in materially different fair market value estimates. Therefore, the Black-Scholes model may not necessarily provide a reliable single measure of the fair value of employee stock options and purchase rights.

     The following assumptions were used to estimate the grant-date fair value of employees' purchase rights under the Employee Stock Purchase and Savings
Plan: dividend yield of 2.54% and 3.70% in 1997 and 1996, respectively; expected volatility of 22.70% and 18.82% in 1997 and 1996, respectively; risk-free interest rate of 5.73% and 6.10% in 1997 and 1996, respectively; and an expected life of 1.3 years and 2.2 years in 1997 and 1996, respectively.

     The following weighted average assumptions were used to estimate the grant-date fair value of stock option awards under the Stock Performance Plan: dividend yields of 2.61%, 3.46% and 4.24% in 1997, 1996 and 1995 respectively; expected volatility of 19.10%, 18.74% and 17.28% in 1997, 1996 and 1995,
respectively; risk-free interest rates of 6.07%, 5.91% and 6.78% in 1997, 1996 and 1995, respectively; and expected lives of 4.7 years, 4.2 years and 3.9 years in 1997, 1996 and 1995, respectively.

NOTE 14--INCOME TAXES

     The components of total applicable income tax expense (benefit) in the consolidated income statement for the years ended December 31, 1997, 1996 and 1995, are as follows.



                                                             1997   1996   1995
                                                             ----   ----   ----
(IN MILLIONS)
Income tax expense (benefit)
  Current
    Federal................................................. $573   $561   $737
    Foreign.................................................   12     17     27
    State...................................................   69     64     84
                                                             ----   ----   ----
  Total.....................................................  654    642    848
Deferred Federal............................................   79     77   (216)
State.......................................................    8      7    (28)
                                                             ----   ----   ----
Total.......................................................   87     84   (244)
                                                             ----   ----   ----
Applicable income taxes..................................... $741   $726   $604
                                                             ====   ====   ====

     The tax effects of fair value adjustments on securities available-for-sale, foreign currency translation adjustments, and certain tax benefits related to stock options are recorded directly to stockholders' equity. The net tax expense (benefit) recorded directly in stockholders' equity amounted to $(59) million, $(56) million and $133 million in 1997, 1996 and 1995, respectively.

     A summary reconciliation of the differences between applicable income taxes and the amounts computed at the applicable regular federal tax rate of 35% is as follows.



                                                             1997   1996   1995
                                                             ----   ----   ----
(IN MILLIONS)
Taxes at statutory federal income tax rate.................. $793   $757   $614
Increase (decrease) in taxes resulting from:
  Tax-exempt income (net)...................................  (30)   (40)   (54)
  State income taxes, net of federal income taxes...........   50     47     37
  Other.....................................................  (72)   (38)     7
                                                             ----   ----   ----
Applicable income taxes..................................... $741   $726   $604
                                                             ====   ====   ====


     A net deferred tax liability is included in other liabilities in the consolidated balance sheet as a result of temporary differences between the carrying amounts of assets and liabilities in the financial statements and their related tax bases. The components of the net deferred tax liability as of December 31, 1997 and 1996, are as follows.

                                                             1997    1996
                                                             ----    ----
(IN MILLIONS)
Deferred tax liabilities
  Deferred income on lease financing........................ $1,010  $  867
  Appreciation on equity security investments...............     47     123
  Prepaid pension costs.....................................    110     142
  Other.....................................................    219     215
                                                             ------  ------
  Gross deferred tax liabilities............................  1,386   1,347
                                                             ------  ------
Deferred tax assets
  Allowance for credit losses...............................    516     513
  Securitization of credit card receivables.................     79      81
  Depreciation..............................................     34      70
  Other.....................................................    241     300
                                                             ------  ------
  Gross deferred tax assets.................................    870     964
  Valuation allowance.......................................     --      --
                                                             ------  ------
  Gross deferred tax assets, net of valuation allowance.....    870     964
                                                             ------  ------
Net deferred tax liability.................................. $  516  $  383
                                                             ======  ======

NOTE 15--LEASE COMMITMENTS

     The Corporation has entered into a number of operating and capitalized lease agreements for premises and equipment. The minimum annual rental commitments under these leases are shown below.



(IN MILLIONS)
1998.....................................................................  $ 91
1999.....................................................................    86
2000.....................................................................    75
2001.....................................................................    63
2002.....................................................................    61
2003 and thereafter......................................................   407
                                                                           ----
                                                                           $783
                                                                           ====

     Occupancy expense has been reduced by rental income from premises leased to others in the amount of $63 million in 1997, $32 million in 1996 and $44 million in 1995.

NOTE 16--FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

     In the normal course of business, the Corporation is a party to financial instruments containing credit and/or market risks that are not required to be reflected in a balance sheet. These financial instruments include credit-related instruments as well as certain derivative instruments. The Corporation's risk management policies monitor and limit exposure to credit, liquidity and market risks.

     The following disclosures represent the Corporation's credit exposure, assuming that every counterparty to financial instruments with off-balance-sheet credit risk fails to perform completely according to the terms of the contracts, and that the collateral and other security, if any, proves to be of no value to the Corporation.

     This note does not address the amount of market losses the Corporation would incur if future changes in market prices make financial instruments with off-balance-sheet market risk less valuable or more onerous. The measurement of market risk is meaningful only when all related and offsetting on- and off-balance-sheet transactions are aggregated, and the resulting net positions are identified.

(A) COLLATERAL AND OTHER SECURITY ARRANGEMENTS

     The credit risk of both on- and off-balance-sheet financial instruments varies based on many factors, including the value of collateral held and other security arrangements. To mitigate credit risk, the Corporation generally determines the need for specific covenant, guarantee and collateral requirements on a case-by-case basis, depending on the nature of the financial instrument and the customer's creditworthiness. The Corporation may also receive comfort letters and oral assurances. The amount and type of collateral held to reduce credit risk varies but may include real estate, machinery, equipment, inventory and accounts receivable, as well as cash on deposit, stocks, bonds and other marketable securities that are generally held in the Corporation's possession or at another appropriate custodian or depository. This collateral is valued and inspected on a regular basis to ensure both its existence and adequacy. Additional collateral is requested when appropriate.

(B) CREDIT-RELATED FINANCIAL INSTRUMENTS

     The table below summarizes credit-related financial instruments, including both commitments to extend credit and letters of credit.



                                                                     1997  1996
DECEMBER 31 (IN BILLIONS)                                            ----  ----
Unused loan commitments (1)........................................  $66.6 $59.1
Unused credit card lines...........................................   76.7  75.8
Unused home-equity lines...........................................    1.7   1.7
Commercial letters of credit.......................................    0.8   0.8
Standby letters of credit and foreign office guarantees............    8.5   7.5

--------------
(1) Includes unused commercial real estate exposure of $2.1 billion and $1.7 billion at December 31, 1997 and 1996, respectively

                                      . 62

     Since many of the unused commitments are expected to expire unused or be only partially used, the total amount of unused commitments in the preceding table does not necessarily represent future cash requirements.

     Loan commitments are agreements to make or acquire a loan or lease as long as the agreed-upon terms (e.g., expiry, covenants or notice) are met. The Corporation's commitments to purchase or extend loans help its customers meet their liquidity needs. Credit card lines allow customers to use a credit card to buy goods or services and to obtain cash advances. However, the Corporation has the right to change or terminate any terms or conditions of the credit card account. Extensions of credit under home-equity lines are secured by residential real estate.

     Commercial letters of credit are issued or confirmed to ensure payment of customers' payables or receivables in short-term international trade transactions. Generally, drafts will be drawn when the underlying transaction is consummated as intended. However, the short-term nature of this instrument serves to mitigate the risk associated with these contracts.

     Standby letters of credit and foreign office guarantees are issued in connection with agreements made by customers to counterparties. If the customer fails to comply with the agreement, the counterparty may enforce the standby letter of credit or foreign office guarantee as a remedy. Credit risk arises from the possibility that the customer may not be able to repay the Corporation for standby letters of credit or foreign office guarantees. At December 31, 1997 and 1996, standby letters of credit and foreign office guarantees had been issued for the following purposes.



                                                                   1997    1996
                                                                  ------  ------
DECEMBER 31 (IN MILLIONS)
Financial
 Tax-exempt obligations.......................................... $3,147  $2,921
 Insurance-related...............................................  1,023     804
 Other financial.................................................  3,202   2,785
Performance....................................................... 1,160     996
                                                                  ------  ------
   Total (1)..................................................... $8,532  $7,506
                                                                  ======  ======

---------


     (1) Includes $1,073 million and $818 million participated to other institutions at December 31, 1997, and December 31, 1996, respectively.

     At December 31, 1997, $6,647 million of standby letters of credit and foreign office guarantees was due to expire within three years and $1,885 million was to expire after three years.

(C) DERIVATIVE FINANCIAL INSTRUMENTS

     The Corporation enters into a variety of derivative financial instruments in its trading, asset and liability management, and corporate investment activities. These instruments offer customers protection from rising or falling interest rates, exchange rates, equity prices and commodity prices. They can either reduce or increase the Corporation's exposure to such changing rates or prices.

     Following is a brief description of such derivative financial instruments.

 . Interest rate forward and futures contracts represent commitments either to purchase or sell a financial instrument at a specified future date for a specified price, and may be settled in cash or through delivery.

 . An interest rate swap is an agreement in which two parties agree to exchange, at specified intervals, interest payment streams calculated on an agreed-upon notional principal amount with at least one stream based on a specified floating rate index.

 . Interest rate options are contracts that grant the purchaser, for a premium payment, the right either to purchase or sell a financial instrument at a specified price within a specified period of time or on a specified date from the writer of the option.

 . Interest rate caps and floors are contracts with notional principal amounts that require the seller, in exchange for a fee, to make payments to the purchaser if a specified market interest rate exceeds the fixed cap rate or falls below the fixed floor rate on specified future dates.

 . Forward rate agreements are contracts with notional principal amounts that settle in cash at a specified future date based on the differential between a specified market interest rate and a fixed interest rate.

 . Foreign exchange contracts represent swap, spot, forward, futures and option contracts to exchange currencies.

 . Equity price contracts represent swap, forward, futures, cap, floor and option contracts that derive their value from underlying equity prices.

 . Commodity price contracts represent swap, futures, cap, floor and option contracts that derive their value from underlying commodity prices.

     The Corporation's objectives and strategies for using derivative financial instruments for structural interest rate risk management and foreign exchange risk management are discussed on pages 26 to 28.

     Balance sheet exposure for derivative financial instruments includes the amount of recognized gains in the market valuation of those contracts. Those amounts fluctuate as a function of maturity, interest rates, foreign exchange rates, equity prices and commodity prices.

     The credit risk associated with exchange-traded derivative financial instruments is limited to the relevant clearinghouse. Options written do not expose the Corporation to credit risk, except to the extent of the underlying risk in a financial instrument that the Corporation may be obligated to acquire under certain written put options. Caps and floors written do not expose the Corporation to credit risk.

     On some derivative financial instruments, the Corporation may have additional risk. This is due to the underlying risk in the financial instruments that the Corporation may be obligated to acquire, or the risk that the Corporation will deliver under a contract but the customer will fail to deliver the countervailing amount. The Corporation believes its credit and settlement procedures minimize these risks.

     Not all derivative financial instruments have off-balance-sheet market risk. Market risk associated with options purchased and caps and floors purchased is recorded in the balance sheet.

     The tables on page 34 report the Corporation's gross notional principal or contractual amounts of derivative financial instruments as of December 31, 1997 and December 31, 1996. These instruments include swaps, forwards, spot, futures, options, caps, floors, forward rate agreements, and other conditional and exchange contracts. The amounts do not represent the market or credit risk associated with these contracts, as previously defined, but rather give an indication of the volume of the transactions.

NOTE 17--CONCENTRATIONS OF CREDIT RISK

     The Corporation provides a wide range of financial services, including credit products, to consumers, middle market businesses and large corporate customers. Credit policies and processes emphasize diversification of risk among industries, geographic areas and borrowers. The only significant domestic credit concentrations were consumer, commercial real estate and the U.S. government.

     Information on consumer and commercial real estate loans is presented in
Note 7, beginning on page 52, and information on unused consumer and commercial real estate commitments is presented in Note 16, beginning on page 62.

     U.S. government risk arises primarily from the holding of government securities and short-term credits collateralized by such securities.

     Information on foreign outstandings is presented in the "Foreign Outstandings" table on page 33. In addition to the $4.2 billion of outstandings to banks in Japan, the Corporation's credit risk from off- balance-sheet commitments to Japanese banks totaled $476 million at December 31, 1997. In addition to the $3.8 billion of outstandings to banks in Japan at December 31, 1996, current credit exposure on derivative financial instruments and off-balance-sheet commitments to Japanese banks totaled approximately $2.0 billion.

NOTE 18--ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Corporation is required to disclose the estimated fair value of its financial instruments in accordance with SFAS No. 107, "Disclosures about Fair Value of Financial Instruments." These disclosures do not attempt to estimate or represent an estimate of the Corporation's fair value as a whole. The Corporation does not plan to dispose of, either through sale or settlement, the majority of its financial instruments at these estimated fair values.

     Certain limitations are inherent in the methodologies used to estimate fair value. As a result, disclosed fair values may not be the amount realized in a current transaction between willing parties. Specifically, the fair values disclosed represent point-in-time estimates that may change in subsequent reporting periods due to market conditions or other factors. Further, quoted market prices may not be realized because the financial instrument may be traded in a market that lacks liquidity; or a fair value derived using a discounted cash flow approach may not be the amount realized because of the subjectivity involved in selecting underlying assumptions, such as projecting cash flows or selecting a discount rate. The fair value amount also may not be realized because it ignores transaction costs and does not include potential tax effects. Additionally, estimated fair values of certain financial instruments ignore intangible value associated with the financial instruments; for example, significant unrecognized value exists that is attributable to credit card relationships and core deposits.

     The following table summarizes the carrying values and estimated fair values of financial instruments as of December 31, 1997 and 1996.



                                               1997                    1996
                                         --------------------  --------------------
                                         CARRYING   ESTIMATED  CARRYING   ESTIMATED
                                           VALUE   FAIR VALUE   VALUE     FAIR VALUE
                                        ---------  ----------  --------   ----------
(IN MILLIONS)
Financial assets
 Cash and other short term financial
   instruments (a)..................    $22,628    $22,628      $17,494    $17,494
 Trading assets (a).................      4,198      4,198        4,812      4,812
 Investment securities (a)..........      9,330      9,330        7,178      7,178
 Loans (a)(b).......................     68,724     67,512       66,414     65,052
 Allowance for credit losses........     (1,408)        --       (1,407)        --
                                        -------    -------      -------    -------
Loans, net..........................     67,316     67,512       65,007     65,052
Derivative product assets
 Trading purposes (1)(a)............      4,442      4,442        4,895      4,895
 Other than trading purposes (e)....        105        198           79        162
                                        -------    -------      -------    -------
   Total derivative product assets..      4,547      4,640        4,974      5,057
 Other financial instruments (a)....      1,490      1,490        1,356      1,356
Financial liabilities
 Deposits (a)(c).....................   $68,489    $68,541      $63,669    $63,747
 Securities sold but not yet
  purchased (a)......................     2,215      2,215        1,236      1,236
 Other short-term financial
  instruments (a)....................    17,474     17,474       14,772     14,772
 Long-term debt (2)(a)(d)............    10,088     10,309        8,454      8,570
Derivative product liabilities
 Trading purposes (1)(a).............     4,592      4,592        4,716      4,716
 Other than trading purposes (e).....        24         46           37         66
                                        -------     ------      -------    -------
Total derivative product
  liabilities........................     4,616      4,638        4,753      4,782

-------------

(1) The estimated average fair values of derivative financial instruments used in trading activities during 1997 were $4.4 billion classified as assets and $4.5 billion classified as liabilities.
(2)  Includes trust preferred capital securities.

     Estimated fair values are determined as follows:

(A)  FINANCIAL INSTRUMENTS WHOSE CARRYING VALUE APPROXIMATES FAIR VALUE

     A financial instrument's carrying value approximates its fair value when the financial instrument has an immediate or short-term maturity (generally one year or less), or is carried at fair value. Additionally, the carrying value of financial instruments that reprice frequently, such as floating rate debt, approximates fair value.

     The estimated fair values of debt investment securities, trading securities and securities sold but not yet purchased were generally based on quoted market prices or dealer quotes. See Note 1, beginning on page 45, and Note 6, beginning on page 51, for information on methods for estimating the fair value of equity investment securities. The estimated fair value of derivative product assets and liabilities was based on quoted market prices or pricing and valuation models on a present-value basis using current market information.

     The majority of commitments to extend credit and letters of credit would result in loans with a market rate of interest if funded. The fair value of these commitments are the fees that would be charged customers to enter into similar agreements with comparable pricing and maturity. The recorded book value of deferred fee income approximates the fair value.

(B) LOANS

     The discounted cash flow method was used to estimate the fair value of certain commercial and consumer installment loans. Discount rates used represent current lending rates for new loans with similar characteristics. The estimated fair value of consumer mortgage loans was based on committed sales prices and a valuation model using current market information.

(C) DEPOSITS

     The fair value of demand and savings deposits with no defined maturity is the amount payable on demand at the report date. The fair value of fixed-rate time deposits is estimated by discounting the future cash flows to be paid, using the current rates at which similar deposits with similar remaining maturities would be issued.

(D) LONG-TERM DEBT

     Quoted market prices or the discounted cash flow method was used to estimate the fair value of the Corporation's fixed-rate long-term debt. Discounting was based on the contractual cash flows and the current rates at which debt with similar terms could be issued.

(E) DERIVATIVE PRODUCT ASSETS AND LIABILITIES--OTHER THAN TRADING PURPOSES

     The estimated fair values of derivative product assets and liabilities used for risk management purposes were based on quoted market prices or pricing and valuation models on a present-value basis using current market information.

NOTE 19--CONTINGENCIES

     The Corporation and certain of its subsidiaries are defendants in various lawsuits, including certain class actions, arising out of the normal course of business, and the Corporation has received certain tax deficiency assessments. Since the Corporation and certain of its subsidiaries, which are regulated by one or more federal and state regulatory authorities, are the subject of numerous examinations and reviews by such authorities, the Corporation is and will, from time to time, normally be engaged in various disagreements with regulators, related primarily to banking matters. In the opinion of management and the Corporation's general counsel, the ultimate resolution of these matters will not have a material effect on the consolidated financial statements.

NOTE 20--FIRST CHICAGO NBD CORPORATION (PARENT COMPANY ONLY)
CONDENSED FINANCIAL STATEMENTS CONDENSED BALANCE SHEET



                                                                1997         1996
                                                               ------       ------
DECEMBER 31 (IN MILLIONS)
ASSETS
Cash and due from banks--bank subsidiaries.................   $    --       $     3
Interest-bearing due from banks
  Bank subsidiaries........................................       778         1,138
  Other....................................................         9           249
Trading assets.............................................        --            67
Investment securities--available-for-sale..................        50            46
Loans and receivables--subsidiaries
  Bank subsidiaries........................................     2,549         2,044
  Nonbank subsidiaries.....................................     1,696           989
Investment in subsidiaries
  Bank subsidiaries........................................     9,423         9,054
  Nonbank subsidiaries.....................................     1,061         1,229
Other assets...............................................        90            76
                                                              -------       -------
   Total assets............................................   $15,656       $14,895
                                                              =======       =======
LIABILITIES
Short-term borrowings
  Nonbank subsidiaries......................................  $    76       $    76
  Other.....................................................      287           224
Long-term debt
  Nonbank subsidiaries......................................    1,027           771
  Other.....................................................    6,025         4,463
Other liabilities...........................................      281           354
                                                              -------       -------
   Total liabilities........................................    7,696         5,888
Stockholders' equity........................................    7,960         9,007
                                                              -------       -------
   Total liabilities and stockholders' equity...............  $15,656       $14,895
                                                              =======       =======

FIRST CHICAGO NBD CORPORATION (PARENT COMPANY ONLY)
CONDENSED INCOME STATEMENT

                                                         1997     1996    1995
                                                        -----    ------  ------
FOR THE YEAR (IN MILLIONS)
OPERATING INCOME
Dividends
  Bank subsidiaries..................................... $  943  $  957  $  686
  Nonbank subsidiaries..................................    375      94     114
Interest income
  Bank subsidiaries.....................................    195     159     163
  Nonbank subsidiaries..................................     62      53      67
  Other.................................................     44      37      48
Other income
  Bank subsidiaries.....................................     --      --       8
  Nonbank subsidiaries..................................     --      --       1
  Other.................................................      2       5      --
                                                         ------  ------  ------
   Total................................................  1,621   1,305   1,087
OPERATING EXPENSE
Interest expense
  Nonbank subsidiaries..................................     85      11       4
  Other.................................................    367     345     367
  Merger-related charges................................     --      --      69
  Other expense.........................................     22      39      39
                                                         ------   -----   -----
   Total................................................    474     395     479
INCOME BEFORE INCOME TAXES AND EQUITY IN UNDISTRIBUTED
  NET INCOME OF SUBSIDIARIES............................  1,147     910     608
Applicable income taxes (benefit).......................    (74)    (62)    (59)
INCOME BEFORE EQUITY IN UNDISTRIBUTED NET INCOME OF
  SUBSIDIARIES..........................................  1,221     972     667
Equity in undistributed net income of subsidiaries
  Bank subsidiaries.....................................    448     322     418
  Nonbank subsidiaries..................................   (144)    142      65
                                                         ------  ------  ------
NET INCOME.............................................. $1,525  $1,436  $1,150
                                                         ======  ======  ======

     The Parent Company Only Statement of Stockholders' Equity is the same as the Consolidated Statement of Stockholders' Equity (see page 43).

FIRST CHICAGO NBD CORPORATION (PARENT COMPANY ONLY)
CONDENSED STATEMENT OF CASH FLOWS

                                                        1997     1996     1995
                                                      -------   ------   ------
FOR THE YEAR (IN MILLIONS)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income........................................... $ 1,525  $ 1,436  $ 1,150
Adjustments to reconcile net income to net cash
 provided by operating activities:
  Equity in net income of subsidiaries...............  (1,622)  (1,515)  (1,282)
  Dividends received from subsidiaries...............   1,318    1,036      800
  Depreciation and amortization......................      10        7        8
  Merger-related charges.............................      --       --       69
  Net (increase) in trading assets...................     (38)      --      (74)
  Net (increase) decrease in accrued income
   receivable........................................     (15)       4       (2)
  Net increase (decrease) in accrued expenses
   payable...........................................      (1)     (30)     (31)
  Other noncash adjustments..........................      (8)     (15)     (88)
                                                      -------  -------  -------
Total adjustments..................................      (356)    (513)    (600)
                                                      -------  -------  -------
Net cash provided by operating activities............   1,169      923      550

CASH FLOWS FROM INVESTING ACTIVITIES
Net (increase) decrease in loans to subsidiaries.....  (1,198)    (176)      35
Net decrease in resale agreements with bank
 subsidiary..........................................      --        3       39
Net (increase) decrease in capital investments in
 subsidiaries........................................     148      (46)     101
Purchase of investment securities--available-for-
 sale................................................     (29)    (143)     (71)
Proceeds from maturities of investment securities--
 available-for-sale..................................      27      143       78
Proceeds from sales of investment securities--
 available-for-sale..................................      --        7       48
Sales of premises and equipment......................      --       --       51
Other, net...........................................      --        9       (1)
                                                      -------  -------  -------
Net cash provided by (used in) investing activities..  (1,052)    (203)     280
CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in short-term borrowings.....      57     (131)     155
Proceeds from issuance of long-term debt.............   2,465    1,297      772
Redemption and repayment of long-term debt...........    (552)    (492)    (335)
Net (decrease) in other liabilities..................      --       --      (86)
Dividends paid.......................................    (516)    (488)    (447)
Proceeds from issuance of common and treasury stock..      --       59       23
Purchase of treasury stock...........................  (2,074)    (412)    (513)
Payment for redemption of preferred stock............    (100)      --     (121)
                                                      -------  -------  -------
Net cash (used in) financing activities..............    (720)    (167)    (552)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.    (603)     553      278
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR.......   1,390      837      559
                                                      -------  -------  -------
CASH AND CASH EQUIVALENTS AT END OF YEAR............. $   787  $ 1,390  $   837
                                                      =======  =======  =======
OTHER CASH FLOW DISCLOSURES
  Interest paid...................................... $   441  $   351  $   364
  Income tax (receipt)...............................     (58)     (56)     (53)

     Dividends that may be paid by national bank subsidiaries are subject to two statutory limitations. Under the first, dividends cannot exceed the level of undivided profits. In addition, a bank cannot declare a dividend, without regulatory approval, in an amount in excess of its net income for the current year combined with the retained net profits for the preceding two years. State bank subsidiaries may also be subject to limitations on dividend payments

                                      . 69

     Based on these statutory requirements, the Principal Banks could, in the aggregate, have declared additional dividends of up to approximately $1.1 billion without regulatory approval at January 1, 1998. The payment of dividends by any bank may also be affected by other factors, such as the maintenance of adequate capital. As of December 31, 1997, all of the Principal Banks significantly exceeded the regulatory guidelines for "well-capitalized" status.

     The Principal Banks are subject to various regulatory capital requirements that require them to maintain minimum ratios of total and Tier 1 capital to risk-weighted assets and of Tier 1 capital to average assets. Refer to the "Capital Management" section beginning on page 36 for the Principal Banks' capital ratios as well as the minimum capital ratios required by regulation. Failure to meet minimum capital requirements results in certain actions by bank regulators that could have a direct material effect on the Principal Banks' financial statements. As of December 31, 1997, management believes that each of the Principal Banks meets all capital adequacy requirements to which it is subject and is correctly categorized as well-capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that categorization that management believes have changed the institution's category.

     Federal banking law also restricts each bank subsidiary from extending credit to the Corporation in excess of 10% of the subsidiary's capital stock and surplus, as defined. Any such extensions of credit are subject to strict collateral requirements.

     In connection with issuances of commercial paper, the Corporation has an agreement providing future credit availability (back-up lines of credit) with an affiliated bank. The agreement aggregated $300 million at December 31, 1997. The commitment fee paid under this agreement was .08%. The back-up line of credit, together with overnight money market loans, short-term investments and other sources of liquid assets, exceeded the amount of commercial paper issued at December 31, 1997.

                               Business Segments

OVERVIEW

Financial results are reported by major business segments, principally structured around the customer markets served: Regional Banking, Corporate Banking, Corporate Investments and Credit Card. Corporate Banking and Corporate Investments are grouped together for financial reporting purposes.

EARNINGS CONTRIBUTION BY BUSINESS SEGMENTS

Pie Chart

                          1995*  1996   1997
                          ----   ----   ----
Credit Card                23%    24%    19%
Regional Banking           40%    43%    47%
Corporate Banking/
Corporate Investments      36%    32%    33%
Other                       1%     1%     1%


*Operating Earnings

Business segment results are derived from the internal profitability reporting systems and reflect full allocation of all institutional and overhead items. These systems use a detailed funds transfer methodology and a capital allocation based on risk elements.

During 1997, the method for assigning capital to business units was revised. The "Capital Management" section, beginning on page 36, provides the conceptual framework. The net result of this allocation change was an increase in capital for Credit Card and a reduction to Corporate Banking's allocation. Results for prior years have been adjusted for the enhanced capital methodology and other changes in order to achieve consistency for comparison purposes.

Credit Card results are presented before the securitization of credit card receivables ("presecuritized") to facilitate analysis of trends. For more information, see the discussion of net interest income, beginning on page 18, and noninterest income on page 19, as well as the reconciliation of reported to presecuritized results on page 75.

Revenues and costs for investment management and insurance products are aligned with customers and, therefore, are reported within the appropriate business segments. Certain corporate revenues and expenses, generally unusual or one-time in nature, are included in "Other Activities."

REGIONAL BANKING

                                                          1997     1996     1995
(DOLLARS IN MILLIONS, EXCEPT WHERE NOTED)                ------   ------   ------
Net interest income--tax-equivalent basis............... $2,213   $2,125   $2,051
Provision for credit losses.............................    105      119      102
Noninterest income......................................    911      769      663
Noninterest expense.....................................  1,876    1,796    1,751
Net income..............................................    711      616      531
Return on equity........................................     20%      17%      17%
Operating efficiency ratio..............................     60       62       64
Average loans (in billions)............................. $ 35.7   $ 34.7   $ 31.9
Average assets (in billions)............................   39.6     38.9     36.6
Average common equity (in billions).....................    3.6      3.5      3.0

Regional Banking serves four specific customer markets: general consumers, private banking and investments clients, small businesses, and middle market companies. These markets are grouped as Retail and Middle Market for financial reporting, and together contributed 47% of the Corporation's 1997 earnings. Net income for Regional Banking rose 15% to $711 million for the year, and return on equity reached 20%.

                                              RETAIL               MIDDLE MARKET
                                     ------------------------   ---------------------
(DOLLARS IN MILLIONS, EXCEPT WHERE    1997     1996     1995     1997    1996    1995
NOTED)                               ------   ------   ------   -----   -----   -----
Net interest income--tax equivalent
  basis............................. $1,281   $1,217   $1,175   $ 932   $ 908   $ 876
Provision for credit losses.........     79       73       51      26      46      51
Noninterest income..................    680      556      492     231     213     171
Noninterest expense.................  1,362    1,293    1,249     514     503     502
Net income..........................    318      259      226     393     357     305
Return on equity....................     18%      15%      15%     21%     19%     19%
Operating efficiency ratio..........     69       73       75      44      45      48
Average loans (in billions)......... $ 17.6   $ 17.2   $ 15.7   $18.1   $17.5   $16.2
Average assets (in billions)........   19.7     19.5     18.7    19.9    19.4    17.9
Average common equity (in billions)..   1.8      1.7      1.5     1.8     1.8     1.5

Earnings in the Retail Banking segment grew 23% for the year. Spread income rose 5%, from a combination of higher deposits and related spreads, as well as from modest loan growth. Restructured fee schedules and asset sales also contributed to the overall revenue improvement. Operating efficiency trends continued to be favorable, and provision levels increased slightly.

     Middle Market's return on equity for 1997 was 21%, and its net income was 10% higher than a year earlier. A lower provision for credit losses coupled with continued substantial increases in noninterest income drove this performance. Loans and total spread income grew a modest 3% each.


CORPORATE BANKING AND CORPORATE INVESTMENTS

                                                             1997    1996    1995
(DOLLARS IN MILLIONS, EXCEPT WHERE NOTED)                   -----   -----   -----
Net interest income--tax-equivalent basis.................. $ 675   $ 740   $ 758
Provision for credit losses................................    23      34      35
Noninterest income.........................................   963     920     990
Noninterest expense........................................   882     909     966
Net income.................................................   499     465     477
Return on equity...........................................    18%     14%     13%
Operating efficiency ratio.................................    54      55      55
Average assets (in billions)............................... $59.1   $63.7   $78.4
Average common equity (in billions)........................   2.8     3.3     3.4

Large corporations, institutions and governments are the principal customers of Corporate Banking, which provides credit instruments, cash management services, capital markets products and other services. Corporate Investments represents a variety of functions and businesses, including the investment account, funding, venture capital, leveraged leasing and tax-advantaged products. Together, these business lines are analogous to the "global banking" or "wholesale banking" businesses of other major U.S. banking companies. Their contribution to the Corporation's earnings was nearly $500 million for 1997, or about 33% of total net income; return on equity rose to 18%.



                                                                        CORPORATE
                                              CORPORATE BANKING        INVESTMENTS
                                            ---------------------   ------------------
(DOLLARS IN MILLIONS, EXCEPT WHERE          1997    1996    1995    1997   1996   1995
NOTED)                                      -----   -----   -----   ----   ----   ----
Net interest income--tax-equivalent basis.. $ 577   $ 640   $ 641   $ 98   $100   $117
Provision for credit losses................    23      34      35     --     --     --
Noninterest income.........................   669     620     692    294    300    298
Noninterest expense........................   833     856     904     49     53     62
Net income.................................   253     244     244    246    221    233
Return on equity...........................    12%      8%      8%    39%    41%    33%
Operating efficiency ratio.................    67      68      68    N/M    N/M    N/M
Average loans (in billions)................ $20.0   $19.2   $18.7   $1.5   $1.2   $1.4
Average assets (in billions)...............  40.3    44.8    54.1   18.8   18.9   24.3
Average common equity (in billions)........   2.2     2.7     2.7    0.6    0.6    0.7

------
N/M--Not meaningful.

     Corporate Banking posted 1997 net income of $253 million, for a return on equity of 12%. These results exclude a loss of $48 million from a segregated derivatives trading portfolio that is being managed separately from ongoing customer and other proprietary trading positions.

     Corporate Banking's profitability continues to progress toward the 15% return on equity target. This is being achieved through an intense focus on customer returns and efficient capital allocation, as well as growth in fee-based activities and ongoing expense management discipline. Market-driven revenue increased substantially in 1997, yet remains an area of potential further improvement.

     Corporate Investments contributed $246 million of net income and earned a 39% return on equity for 1997. Leasing income and securities gains continued to provide the vast majority of revenue for Corporate Investments. Additionally, the lower tax rate for this business segment reflects the effects of tax-advantaged investments.

CREDIT CARD

(PRESECURITIZED)
(DOLLARS IN MILLIONS, EXCEPT WHERE NOTED)                 1997     1996    1995
                                                         ------   ------   ------
Net interest income--tax-equivalent basis............... $1,535   $1,500   $1,174
Provision for credit losses.............................  1,244    1,029      708
Noninterest income......................................    752      651      560
Noninterest expense.....................................    567      558      541
Net income..............................................    295      350      301
Return on equity........................................     22%      31%      37%
Operating efficiency ratio..............................     25       26       31
Average loans (in billions)............................. $ 17.4   $ 17.6   $ 14.3
Average common equity (in billions).....................    1.3      1.1      0.8

The Corporation's Credit Card business earned $295 million for 1997, or about 19% of total net income. Although earnings were down from a year ago, profitability for this business remained strong. Its return on equity was 22%.

Credit losses continued to increase in 1997. Driven by rising personal bankruptcies, provision for credit losses increased more than 20%, or $215 million. Likewise, the net charge-off rate increased to 7.2% from 5.8% a year earlier. The trend throughout the year, however, did indicate signs of stabilization in the last two quarters. As a result of this weak credit environment, the capital assigned to Credit Card increased to $1.3 billion for the year.

Average loans were relatively flat for the year at $17.4 billion. At the same time, industry pricing remained competitive, which led to only a slight improvement in spread income. Fee income increased 15% for the year as an array of new pricing initiatives took effect. Operating expenses were well controlled, growing less than 2%.

Credit Card's return on equity is targeted in the 20-25% range over the long term, making it one of the Corporation's most attractive businesses.

OTHER ACTIVITIES

                                                                1997   1996   1995
(DOLLARS IN MILLIONS, EXCEPT WHERE NOTED)                       ----   ----   ----
Total revenue.................................................. $ 12   $ 12   $ 42
Noninterest expense............................................    7      8    277
Net income (loss)..............................................   20      5   (159)
Average assets (in billions)...................................  0.4    0.2    0.4

For 1997, net income of $20 million was recorded as Other Activities. Included in this result was a $48 million loss from a segregated portion of the derivatives trading portfolio. Offsetting this was a gain of $45 million from the sale of an investment management business as well as other asset sales gains. Furthermore, various corporate tax credits are reflected in this category for 1997.


     The 1995 loss represents primarily merger-related charges.

                               Earnings Analysis

SUMMARY

The Corporation reported net income for 1997 of $1.525 billion, or $4.90 per share, compared with $1.436 billion, or $4.33 per share, for 1996 and $1.150 billion, or $3.41 per share, for 1995.

     Operating earnings for 1996, which excluded the after-tax effect of a special FDIC assessment, were $1.447 billion, or $4.36 per share. Operating earnings for 1995, which excluded the after-tax effect of the merger-related charges, were $1.341 billion, or $3.99 per share.



                                                       1997     1996     1995
(DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)         -------  -------  -------
Net interest income--tax-equivalent basis........... $ 3,667  $ 3,722  $ 3,311
Provision for credit losses.........................     725      735      510
Noninterest income..................................   2,751    2,548    2,591
Operating expense...................................   3,332    3,253    3,268
Net income..........................................   1,525    1,436    1,150
Common Share Data
  Basic earnings per share.......................... $  4.99  $  4.44  $  3.48
  Average shares outstanding (in thousands)......... 301,421  316,765  320,049
  Diluted earnings per share........................ $  4.90  $  4.33  $  3.41
  Average shares outstanding assuming full dilution
    (in thousands).................................. 306,977  326,731  329,598
Return on assets....................................    1.41%    1.28%    0.94%
Return on common stockholders' equity...............    18.6     17.0     14.3
Net interest margin
  Reported..........................................    3.95     3.83     3.14
  Adjusted (1)......................................    4.54     4.44     3.89
Operating efficiency ratio..........................    51.9     51.9     55.4

----------

(1) Adjusted for securitization of credit card receivables and the activities of FCCM.

     Adjusted net interest income for 1996 increased by $421 million, or 11%, from that of 1995. Adjusted net interest margin improved to 4.44%, compared with 3.89% for 1995. Loan growth in both the Credit Card and Regional Banking businesses, coupled with the previously disclosed reduction of $25 billion of targeted low-margin assets, accounted for this improvement.

NONINTEREST INCOME

     In order to provide more meaningful trend analysis, credit card fee revenue and total noninterest income in the following table have been adjusted to exclude the effect of credit card securitizations. Credit card fee revenue excludes the net credit card servicing revenue (spread income less credit costs) associated with securitized credit card receivables.

                                                                                 PERCENT
                                                                           INCREASE (DECREASE)
                                                                          ---------------------
                                                1997     1996     1995    1996-1997   1995-1996
(DOLLARS IN MILLIONS)                          ------   ------   ------   ---------   ---------
Combined trading profits...................... $   81   $   58   $  210      40%        (72)%
Equity securities gains.......................    182      255      253     (29)          1
Investment securities gains (losses)..........     43       27      (16)     59         N/M
                                               ------   ------   ------
  Market-driven revenue.......................    306      340      447     (10)        (24)
Gain on sale of loans.........................     58       26        7     N/M         N/M
Gain on sale of investment management
  business....................................     45       --       --     N/M          --
Accelerated disposition portfolio gains.......      2        6       37     (67)        (84)
                                               ------   ------   ------
  Adjusted market-driven revenue..............    411      372      491      10         (24)
Credit card fee revenue (1)...................    795      694      579      15          20
Fiduciary and investment management fees......    407      400      404       2          (1)
Service charges on deposits...................    460      414      382      11           8
Other service charges and commissions.........    476      389      353      22          10
                                               ------   ------   ------
  Adjusted fee-based revenue..................  2,138    1,897    1,718      13          10
Other.........................................     93       59       60      58          (2)
                                               ------   ------   ------
Adjusted noninterest income................... $2,642   $2,328   $2,269      13           3
                                               ======   ======   ======

----------

(1) Net credit card servicing revenue totaled $109 million in 1997, $220 million in 1996, and $322 million in 1995.

N/M--Not meaningful.

     Combined trading profits totaled $81 million for 1997, compared with $58 million for 1996 and $210 million for 1995. The trading performance for 1997 was disappointing. Derivative trading results were negatively affected by losses recognized in specific portfolio positions, as well as by a volatile interest rate environment. Foreign exchange trading, on the other hand, experienced better results, benefiting from the volatility in foreign currency markets. The following table provides additional details on total revenue from trading businesses, including both trading profits and net interest income generated from these activities.

     TRADING REVENUE

                                                              1997   1996   1995
(IN MILLIONS)                                                 ----   ----   ----
Foreign exchange and derivatives............................  $ 72   $ 63   $ 83
Fixed income and derivatives................................    11     48    106
Emerging markets............................................    --      6      6
Other trading...............................................    89     58     97
                                                              ----   ----   ----
Total.......................................................  $172   $175   $292
                                                              ====   ====   ====

Equity securities gains were $182 million for 1997, compared with $255 million for 1996 and $253 million for 1995. Investment securities gains totaled $43 million for 1997, compared with gains of $27 million for 1996 and losses of $16 million for 1995.

principal factors behind the increased exposure in 1997, which was somewhat offset by reduced exposure in derivatives contracts.

STRUCTURAL INTEREST RATE RISK MANAGEMENT

     Interest rate risk exposure from the Corporation's non-trading activities is actively managed with the goal of minimizing the impact of interest rate volatility on current earnings and on the market value of equity. The measurement tools used to monitor the overall interest rate risk exposure of both the on- and off-balance-sheet positions include static gap analysis, earnings sensitivity modeling and market value sensitivity (value-at-risk) analysis.

     Static gap analysis is a representation of the net difference between the amount of assets, liabilities, equity and off-balance-sheet instruments repricing within a cumulative calendar period. Earnings simulation analysis and value-at-risk are more dynamic measures designed to capture the interest rate risk of the embedded option positions that cannot be measured through static gap analysis. The embedded options include interest rate, prepayment and early withdrawal options, lagged interest rate changes, administered interest rate products, and certain off-balance-sheet sensitivities. These positions represent the primary risk of loss to the Corporation as they are complex risk positions that are difficult to offset completely.

     Earnings sensitivity analysis measures the estimated change to pretax earnings of various interest rate movements. The Corporation is modeled as an on-going business, including assumptions on anticipated changes in balance sheet mix, planned growth, asset sales and/or asset securitizations. The base case scenario is established using current market interest rates. The comparative scenarios assume an immediate parallel shock of the current yield curve in increments of plus or minus 100 basis point and plus or minus 200 basis point rate movements. The comparative interest-rate scenarios are used for analytical purposes and do not necessarily represent management's view of future market movements. Estimated earnings for each scenario are calculated over a forward-looking 12-month horizon.

For residential mortgage whole loans and mortgage-backed securities, the earnings simulation modeling captures the changing prepayment behavior under changing interest rate environments. Industry estimates are used to dynamically model the prepayment speeds of the various coupon segments of the portfolio. Additionally, the model measures the impact of interest rate caps and floors on adjustable-rate mortgage products.

     Management assumptions regarding the level of interest rate or balance changes on indeterminate maturity deposit products (passbook savings, money market, NOW and demand deposits) for a given level of market rate changes have been developed through a combination of historical analysis and future expected pricing behavior. Interest rate caps and floors on all products are included to the extent that they are exercised in the 12-month simulation period. Sensitivity of service fee income to market interest rate levels, such as those related to securitized credit card receivables, cash management products and mortgage servicing, is included as well. Interest rate risk in trading activities and other activities, primarily certain investment securities classified as available-for-sale, is managed principally as trading risk.

     The Corporation's policy is to limit the change in annual pretax earnings to $100 million from an immediate parallel change in interest rates of 200 basis points. At year-end, the Corporation had the following estimated earnings sensitivity profile.

                                                                  IMMEDIATE
                                                               CHANGE IN RATES
                                                               ---------------
                                                               +200 BP -200 BP
DECEMBER 31, 1997 (IN MILLIONS)                                ------- -------
Annual pretax earnings change................................... $ 32   $(16)

While the earnings sensitivity analysis includes management's best estimate of interest rate and balance sheet reaction to various market rate movements, the actual behavior will likely differ from that projected. Recalibration of the assumptions and adjustments to the modeling techniques are made as needed to improve the accuracy of the risk measurement results. Interpretation of the results must also consider that the actual movements of the market interest rates can include changes in the shape of the yield curve and changes in the basis relationship between various market rates, neither of which is captured in the sensitivity measure. Finally, for some embedded option positions, the risk exposure occurs at a time period beyond the 12 months captured in the earnings sensitivity analysis. Management utilizes the value-at-risk technique to measure these longer-term risk positions.

Access to the derivatives market is an important element in maintaining the Corporation's interest rate risk position within policy guidelines. In general, the assets and liabilities generated through ordinary business activities do not naturally create offsetting positions with respect to repricing or maturity characteristics. Using off-balance-sheet instruments, principally interest rate swaps (asset and liability management ("ALM") derivatives), the interest rate sensitivity of specific on-balance-sheet transactions, as well as pools of assets or liabilities, is adjusted to maintain the desired interest rate risk profile. At year-end 1997, the notional value of ALM interest rate swaps totaled $9.288 billion, including $5.189 billion against specific transactions and $4.099 billion against specific pools of assets or liabilities.

ASSET AND LIABILITY MANAGEMENT DERIVATIVES--NOTIONAL PRINCIPAL

                                         RECEIVE FIXED          PAY FIXED
                                         PAY FLOATING       RECEIVE FLOATING    BASIS SWAPS
                                       -----------------  --------------------  -----------
DECEMBER 31, 1997 (IN                  SPECIFIC    POOL    SPECIFIC      POOL       POOL      TOTAL
MILLIONS)                              --------   ------  ----------   -------  -----------  ------
Swaps associated with:
  Loans................................  $   --   $  451     $  98      $  --     $   --     $  549
  Investment securities................      --       --       203         --         --        203
  Securitized credit card receivables..      --       83        --         --         --         83
  Deposits.............................      50    2,450        --         --         --      2,500
  Funds borrowed
    (including long-term debt).........   4,588       --       250         75      1,040      5,953
                                         ------   ------     -----      -------   ------     ------
    Total..............................  $4,638   $2,984     $ 551      $  75     $1,040     $9,288
                                         ======   ======     =====      =======   ======     ======
Other ALM Contracts (1)................                                                      $  250
                                                                                             ======

-----------
(1) Primarily reflects the use of forward contracts.

     Swaps used to adjust the interest rate sensitivity of specific transactions will not need to be replaced at maturity since the corresponding asset or liability will mature along with the swap. However, swaps against the asset and liability pools will have an impact on the overall risk position as they mature and may need to be reissued to maintain the same interest rate risk profile. These swaps could create modest earnings sensitivity to changes in interest rates.

     Substantially all ALM interest rate swaps are standard swap contracts. The variable interest rates, which generally are the prime rate, federal funds rate or the one-month, three-month and six-month London interbank offered rates ("LIBOR") in effect on the date of repricing, are assumed to remain constant. However, the variable interest rates will change and would affect the related weighted average information presented in the table.

ASSET AND LIABILITY MANAGEMENT SWAPS--MATURITIES AND RATES

DECEMBER 31, 1997 (DOLLARS IN       1998     1999    2000   2001   2002  THEREAFTER  TOTAL
MILLIONS)                           ----     ----    ----   ----   ----  ----------  ------
Receive fixed/pay floating swaps
  Notional amount...............   $3,435    $649    $781   $779   $381   $1,597     $7,622
  Weighted average
    Receive rate................     6.16%   6.24%   6.17%  7.15%  7.59%    6.68%      6.45%
    Pay rate....................     5.99    6.06    5.95   5.98   6.03     5.97       5.99
Pay fixed/receive floating swaps
  Notional amount...............   $   62    $ 88    $116   $ 33   $291     $ 36     $  626
  Weighted average
    Receive rate................     6.03%   5.97%   5.91%  5.99%  5.99%    5.99%      5.98%
    Pay rate....................     7.93    7.89    7.67   7.64   6.48     7.51       7.16
Basis swaps
  Notional amount...............   $1,015    $ 25      --     --     --       --     $1,040
  Weighted average Receive rate.     5.85%   5.87%     --     --     --       --       5.85%
    Pay rate....................     5.86    5.96      --     --     --       --       5.87
                                   ------    ----    ----   ----   ----    ------    ------
      Total notional amount.....   $4,512    $762    $897   $812   $672    $1,633    $9,288
                                   ======    ====    ====   ====   ====    ======    ======

FOREIGN EXCHANGE RISK MANAGEMENT

Wherever possible, foreign currency-denominated assets are funded with liability instruments denominated in the same currency. If a liability denominated in the same currency is not immediately available or desired, a forward foreign exchange contract is used to fully hedge the risk due to cross-currency funding.

     To minimize the earnings and capital impact of translation gains or losses measured on an after-tax basis, the Corporation uses forward foreign exchange contracts to hedge the exposure created by investments in overseas branches and subsidiaries.

                             Credit Risk Management

The Corporation has developed policies and procedures to manage the level and composition of risk in its credit portfolio. The objective of this credit risk management process is to quantify and manage credit risk on a portfolio basis as well as to reduce the risk of a loss resulting from a customer's failure to perform according to the terms of a transaction.

     Customer transactions create credit exposure that is reported both on and off the balance sheet. On-balance-sheet credit exposure includes such items as loans. Off-balance-sheet credit exposure includes unfunded credit commitments and other credit-related financial instruments. Credit exposures resulting from derivative financial instruments are reported both on and off the balance sheet as explained beginning on page 35.

COMMERCIAL RISK MANAGEMENT

The commercial risk portfolio includes all domestic and foreign commercial credit exposure. Credit exposure includes the credit risks associated with both on- and off-balance-sheet financial instruments.

     Commercial loans increased 7% from $39.4 billion at December 31, 1996, to $42.3 billion at December 31, 1997. Nonperforming commercial assets increased $36 million to $326 million at year-end 1997, from $290 million at December 31, 1996. Commercial net charge-offs were $42 million in 1997, compared with $62 million in 1996 and $12 million in 1995.

     In the commercial portfolio, credit quality is rated according to defined levels of credit risk. The lower categories of credit risk are equivalent to the four bank regulatory classifications: Special Mention, Substandard, Doubtful and Loss. These categories define levels of credit deterioration at which it may be increasingly difficult for the Corporation to be fully repaid without restructuring the credit.

     Each quarter, the Corporation conducts an asset-by-asset review of significant lower-rated credit or country exposure. Potential losses are identified during this review, and reserves are adjusted accordingly.

COMMERCIAL REAL ESTATE

Commercial real estate consists primarily of loans secured by real estate as well as certain loans that are real estate-related. A loan is categorized as real estate-related when 80% or more of the borrower's revenues are derived from real estate activities and the loan is not collateralized by cash or marketable securities.

     At December 31, 1997, commercial real estate loans totaled $6.7 billion, or 16% of commercial loans, compared with $6.2 billion, or 16% of commercial loans, at December 31, 1996. During 1997, net recoveries in the commercial real estate portfolio segment were $11 million, compared with less than $1 million in 1996. Nonperforming commercial real estate assets, including other real estate, totaled $77 million, or 1.1% of related assets, at December 31, 1997, compared with $128 million, or 2.1% of related assets, at December 31, 1996.

FOREIGN OUTSTANDINGS

The table below presents a breakout of foreign outstandings for the past two years, where such outstandings exceeded 1.0% of total assets. The amounts have been prepared using the Federal Financial Institutions Examination Council's reporting guidelines, which were revised in 1997. Under the revised guidelines, local country claims, which include both local and nonlocal currency activity, are reported net of local country liabilities. The 1996 amounts have been restated to conform to the revised guidelines. Included in claims for both periods are loans, balances with banks, acceptances, securities, equity investments, accrued interest and other monetary assets. For 1997, cross-border claims include the current credit exposure on derivative contracts, which is net of master netting agreements. This current credit exposure totaled $641 million for Japan, $181 million for France and $189 million for Korea. Current credit exposure on derivative contracts is not included in the reported 1996 amounts.

                                             CROSS-BORDER CLAIMS
                                             -------------------
                                                                               TOTAL CROSS
                                              GOVERNMENTS        NET LOCAL     BORDER & NET
                                              & OFFICIAL          COUNTRY      LOCAL COUNTRY
                     DECEMBER 31    BANKS    INSTITUTIONS  OTHER  CLAIMS          CLAIMS
                     -----------    -----    ------------  -----  -------      -------------
(IN MILLIONS)
Japan (1)........       1997       $4,225          $ --     $386     $ --        $4,611
                        1996        3,782            --       22       --         3,804
France...........       1997        1,137           231      249       --         1,617
                        1996            *             *        *        *             *
Korea (2)........       1997          570            10      685      256         1,521
                        1996          660            --      487      183         1,330


--------------
(1) At year-end 1997 and 1996, net local country claims were reduced by local country liabilities of $83 million and $161 million, respectively.

(2) At year-end 1997 and 1996, net local country claims were reduced by local country liabilities of $31 million and $29 million, respectively.

*Represents less than 1% of total assets

At December 31, 1997, the only country for which cross-border and net local country claims totaled between 0.75% and 1.0% of total assets was the Netherlands. Such outstandings totaled $1.114 billion and included $79 million of current credit exposure on derivative contracts.

     At December 31, 1996, there were no countries for which cross-border and net local country claims totaled between 0.75% and 1.0% of total assets.

At December 31, 1995, the Corporation's foreign outstandings (presented as cross-border and nonlocal currency claims) to Japan ($6.329 billion), the United Kingdom ($1.368 billion) and France ($1.264 billion) each exceeded 1.0% of total assets. At that date, the only country for which cross-border and nonlocal currency claims totaled between 0.75% to 1.0% of total assets was Korea ($1.023 billion).

                        Derivative Financial Instruments

The Corporation uses a variety of derivative financial instruments in its trading, asset and liability management, and Corporate Investment activities. These instruments include interest rate, currency, equity and commodity swaps, forwards, spot, futures, options, caps, floors, forward rate agreements, and other conditional or exchange contracts, and include both exchange-traded and over-the-counter contracts. See Note 16, beginning on page 62, for a discussion of the nature and terms of derivative financial instruments.


NOTIONAL PRINCIPAL OR CONTRACTUAL AMOUNTS OF DERIVATIVE FINANCIAL INSTRUMENTS


The following tables represent the gross notional principal or contractual amounts of outstanding derivative financial instruments used in certain activities. These amounts indicate the volume of transaction activity, and they do not represent the market or credit risk associated with these instruments. In addition, such volumes do not reflect the netting of offsetting transactions.



                                                          ASSET AND
                                                          LIABILITY     CORPORATE
                                              TRADING     MANAGEMENT   INVESTMENTS    TOTAL
                                             --------     ----------   -----------    -----
DECEMBER 31, 1997 (IN BILLIONS)
Interest rate contracts...............       $  817.9       $ 9.5         $ --      $  827.4
Foreign exchange contracts............          422.5         1.6           --         424.1
Equity contracts......................           12.3          --          0.1          12.4
Commodity contracts...................            2.7          --           --           2.7
                                             --------       -----         ----      --------
  Total...............................       $1,255.4       $11.1         $0.1      $1,266.6
                                             ========       =====         ====      ========


DECEMBER 31, 1996 (IN BILLIONS)
Interest rate contracts...............       $  644.1       $ 9.6         $ --      $  653.7
Foreign exchange contracts............          375.4         1.7           --         377.1
Equity contracts......................            8.6          --          0.2           8.8
Commodity contracts...................            3.4          --           --           3.4
                                             --------       -----         ----      --------
  Total...............................       $1,031.5       $11.3         $0.2      $1,043.0
                                             ========       =====         ====      ========

ACCOUNTING FOR DERIVATIVE FINANCIAL INSTRUMENTS

Derivative financial instruments used in trading activities are valued at estimated fair value. Such instruments include swaps, forwards, spot, futures, options, caps, floors and forward rate agreements in the interest rate, foreign exchange, equity and commodity markets. The estimated fair values are based on quoted market prices or pricing and valuation models on a present value basis using current market information. Realized and unrealized gains and losses are included in noninterest income as combined trading profits. Where appropriate, compensation for credit risk and ongoing servicing is deferred and recorded as income over the terms of the derivative financial instruments.

Derivative financial instruments used in ALM activities, principally interest rate swaps, are required to meet specific criteria. Such interest rate swaps: are designated as ALM derivatives; are linked to and adjust the interest rate sensitivity of a specific asset, liability, firm commitment, or anticipated transaction or a specific pool of transactions with similar risk characteristics; and are effective in reducing the Corporation's structural interest rate risk. Interest rate swaps that do not meet these criteria are designated as derivatives used in trading activities and are accounted for at estimated fair value.

Income or expense on most ALM derivatives used to manage interest rate exposure is recorded on an accrual basis, as an adjustment to the yield of the linked exposures over the periods covered by the contracts. This matches the income recognition treatment of that exposure, generally assets or liabilities carried at historical cost, which are recorded on an accrual basis. If an interest rate swap is terminated early, any resulting gain or loss is deferred and amortized as an adjustment of the yield on the linked interest rate exposure position over the remaining periods originally covered by the terminated swap. If all or part of a linked position is terminated, e.g., a linked asset is sold or prepaid, or if the amount of an anticipated transaction is likely to be less than originally expected, the related pro rata portion of any unrecognized gain or loss on the swap is recognized in earnings at that time, and the related pro rata portion of the swap is subsequently accounted for at estimated fair value.

     Purchased option, cap and floor contracts are reported in derivative product assets, and written option, cap and floor contracts are reported in derivative product liabilities. For other derivative financial instruments, an unrealized gain is reported in derivative product assets and an unrealized loss is reported in derivative product liabilities. However, fair value amounts recognized for derivative financial instruments executed with the same counterparty under a legally enforceable master netting arrangement are reported on a net basis. Cash flows from derivative financial instruments are reported net as operating activities.

INCOME RESULTING FROM DERIVATIVE FINANCIAL INSTRUMENTS

A discussion of the Corporation's income from derivatives used in trading activities is included in the "Trading Revenue" table on page 19.

     The Corporation uses interest rate derivative financial instruments to reduce structural interest rate risk and the volatility of net interest margin. Net interest margin reflects the effective use of these derivatives. Without their use, net interest income would have been lower by $26 million in 1997 and $33 million in 1996, and higher by $12 million in 1995.

CREDIT EXPOSURE RESULTING FROM DERIVATIVE FINANCIAL INSTRUMENTS

The Corporation maintains risk management policies that monitor and limit exposure to credit risks. For a further discussion of credit risks, see the "Credit Risk Management" section, beginning on page 28.

Credit exposure from derivative financial instruments arises from the risk of a customer default on the derivative contract. The amount of loss created by the default is the replacement cost or current fair value of the defaulted contract. The Corporation utilizes master netting agreements whenever possible to reduce its credit exposure from customer default. These agreements allow the netting of contracts with unrealized losses against contracts with unrealized gains to the same customer, in the event of a customer default. The table below shows the impact of these master netting agreements.



                                                                  1997   1996
DECEMBER 31 (IN MILLIONS)                                      -------- -------
Gross replacement cost........................................ $ 14,675 $14,933
  Less: Adjustment due to master netting agreements...........  (10,035) (9,876)
                                                               -------- -------
Current credit exposure.......................................    4,640   5,057
  Less: Unrecognized net gains due to nontrading activity.....      (93)    (83)
                                                               -------- -------
Balance sheet exposure........................................  $ 4,547 $ 4,974
                                                                ======= =======

Current credit exposure represents the total loss that the Corporation would have suffered had every counterparty been in default on those dates. These amounts are reduced by the unrealized and unrecognized gains on derivatives used in asset and liability management activities to arrive at the balance sheet exposure.

Since a derivative's replacement cost, measured by its fair value, is subject to change over the contract's life, the Corporation's evaluation of credit risk incorporates potential increases to the contract's fair value. Potential exposure is calculated with a statistical model that estimates changes over time in interest rates, exchange rates and other relevant factors using a 95% confidence level. This potential credit exposure is calculated on a portfolio basis, incorporating master netting agreements as well as any natural offsets that exist between contracts within the customer's portfolio. In total, the potential credit exposure was approximately $6.9 billion higher than the current credit exposure at December 31, 1997, and $6.3 billion higher at December 31, 1996.

                              Year 2000 Compliance

The Corporation has established an overall plan to address systems-related Year 2000 issues. The plan calls for either modification to, or replacement of, approximately 700 existing business system applications. Management's best estimate of the cost of this Year 2000 compliance program related to system modifications is approximately $100 million, of which approximately $45 million was incurred by December 31, 1997. Such costs are charged to expense as incurred. The Corporation currently anticipates that substantially all of the remaining work under this program, including the testing of critical systems, will be completed by the end of 1998.

A contingency plan has been established for critical business system applications to mitigate potential delays or other problems associated with either new system replacements or established vendor delivery dates.

The Corporation, however, continues to bear some risk related to the Year 2000 issue and also could be adversely affected if other entities (e.g., vendors or customers) not affiliated with the Corporation do not appropriately address their own Year 2000 compliance issues.

                               Capital Management

SELECTED CAPITAL RATIOS

                                                                     CORPORATE
                                            1997 1996 1995 1994 1993 GUIDELINE
DECEMBER 31                                 ---- ---- ---- ---- ---- ---------
Common equity/total assets..............    6.8% 8.2% 6.5% 6.4% 7.2%     N/A
Tangible common equity ratio............    6.5  7.8  6.1  6.0  6.7      N/A
Stockholders' equity/total assets.......    7.0  8.6  6.9  6.9  8.1      N/A
Risk-based capital ratios (1)(2)
  Tier 1................................    7.9  9.2  7.8  8.6  9.0      7-8%
  Total.................................   11.7 13.3 11.8 13.0 13.6    11-12%
Leverage ratio (1)(2)...................    7.8  9.3  6.9  7.3  7.8  5.5-7.0%
Double leverage ratio (1)...............    117  105  115  113  108      120%*
Dividend payout ratio...................     33   34   40   34   28    30-40%

------------
(1) Includes trust preferred capital securities.

(2) 1997 ratios include activities of FCCM. For prior periods, ratios were calculated net of the investment in FCCM.

N/A--Not applicable.

* Less than or equal to.

Capital represents the stockholders' investment on which the Corporation strives to generate attractive returns. It is the foundation of a cohesive risk management framework and links return with risk. Capital supports business growth and provides protection to depositors and creditors.

     Key capital management objectives are to:

     . generate attractive returns to enhance shareholder value;

     . maintain a capital base commensurate with overall risk profile;

     . maintain strong capital ratios relative to peers; and

     . meet or exceed all regulatory guidelines.

     In conjunction with the annual financial planning process, a capital plan is established to ensure that the Corporation and all of its subsidiaries have capital structures consistent with prudent management principles and regulatory requirements.

ECONOMIC CAPITAL

In the normal course of business, the Corporation assumes several types of risk: credit, liquidity, structural interest rate, market and business. An economic capital framework has been constructed to determine the total capital the Corporation needs to support these risks and to allocate this capital to business segments, products and customers based on the amount and type of risk inherent in the activity. Return on economic capital is a key decision-making tool used for managing risk-taking activities, and for ensuring that capital is efficiently and profitably employed. The Corporation's economic capital framework was revised in the first quarter of 1997, as referenced in the "Business Segments" section beginning on page 14. Enhancements to the framework were made to provide a more current and complete assessment of the risks inherent in the Corporation's business activities.


Capital is allocated for two types of risk: portfolio and business. Portfolio risk capital is designed to cover the potential loss of value arising from credit, market and investment risks. The amount of such capital is calculated to absorb unexpected losses to a desired level of statistical confidence. The potential for loss is based on the analysis of historical loss experience and market expectations. Business risk capital is designed to incorporate hard-to-quantify risks such as event and technology risks, and operating leverage. It is determined by first examining the capital structures of publicly traded companies engaged in activities comparable to the Corporation, where possible. Secondly, the volatility of a business' operating margin (excluding credit losses and market-related activities) is also used in the assessment of business risk capital.

The Corporation has established a Tier 1 capital target necessary to provide management flexibility while maintaining an adequate capital base for its overall risk profile, as measured by the economic capital framework. The long-term target for the Tier 1 capital ratio is 7% to 8%. This ratio is currently managed to 8%, which is used for line-of-business capital allocations.

Excess capital, defined as common equity above that required for the 8% Tier 1 capital ratio target, is available for core business investment and acquisitions. If attractive long-term opportunities are not available over time in core businesses, management intends to return any excess capital to stockholders, typically by way of stock repurchase programs and/or dividend increases. During 1997, this excess amount averaged $70 million, compared with $171 million in 1996. The repurchase of common shares in 1997 was used to keep excess capital to a minimum.

REGULATORY CAPITAL

The Corporation aims to maintain regulatory capital ratios, including those of the Principal Banks, in excess of the well-capitalized guidelines. To ensure that this goal is met, target ranges of 7% to 8% have been established for Tier 1 capital and 11% to 12% for total risk-based capital. Both targets exceed the respective well-capitalized guidelines of 6% and 10%. The Tier 1 and total capital ratios for the past three years have exceeded or been at the upper end of the target ranges.

In January 1997, a wholly owned consolidated trust subsidiary of the Corporation issued in the aggregate $250 million of preferred securities, bringing the total issued on behalf of the Corporation to $1 billion. These "Trust Preferred Capital Securities" are tax-advantaged issues that qualify for Tier 1 capital treatment.

             TIER 1 AND TOTAL CAPITAL RATIOS--PERIOD END Bar Graph

                             1995    1996     1997
                             ----    ----     ----
  Tier 1                     7.8%    9.2%     7.9%
  Total                     11.8%   13.3%    11.7%
  Regulatory Guidelines
  Tier 1                       6%      6%       6%
  Total                       10%     10%      10%

     The components of the Corporation's regulatory risk-based capital and risk-weighted assets are shown below:

                                                        1997       1996      1995
                                                      --------   --------   -------
DECEMBER 31 (IN MILLIONS)
Regulatory Risk-Based Capital
Tier 1 capital.....................................   $  8,541   $  9,186   $ 7,750
Tier 2 capital.....................................      4,118      4,146     4,017
                                                      --------   --------   -------
  Total capital....................................   $ 12,659   $ 13,332   $11,767
                                                      ========   ========   =======
Regulatory Risk-Weighted Assets
Balance sheet risk-weighted assets.................   $ 76,700   $ 71,177   $71,040
Off-balance-sheet risk-weighted assets.............     31,883     29,078    28,403
                                                      --------   --------   -------
Total risk-weighted assets.........................   $108,583   $100,255   $99,443
                                                      ========   ========   =======

In arriving at Tier 1 and total capital, such amounts are reduced by goodwill and other nonqualifying intangible assets as shown below.

INTANGIBLE ASSETS

                                                   1997    1996    1995
                                                   ----    ----    ----
DECEMBER 31 (IN MILLIONS)
Goodwill........................................   $365    $397    $446
Other nonqualifying intangibles.................      3       3      12
                                                   ----    ----    ----
  Subtotal......................................    368     400     458
Qualifying intangibles..........................     64      69      94
                                                   ----    ----    ----
  Total intangibles.............................   $432    $469    $552
                                                   ====    ====    ====

     The Principal Banks have exceeded the well-capitalized guidelines for the past three years, as shown in the following tables. By maintaining regulatory well-capitalized status, these banks benefit from lower FDIC deposit premiums.

                                                        NBD                        NBD
                                               FNBC   MICHIGAN   FCCNB   ANB     INDIANA
                                               ----   --------   -----   ---     -------
DECEMBER 31, 1997
  Risk-Based Capital Ratios
    Tier 1 capital..........................    7.7%    9.0%     11.6%    8.5%     8.4%
    Total capital...........................   11.0    13.5      14.3    11.7     11.3
  Leverage ratio............................    7.6     8.9      12.6     9.3      7.8
DECEMBER 31, 1996
  Risk-Based Capital Ratios
    Tier 1 capital..........................    7.8%    9.3%     10.6%    8.7%     9.7%
    Total capital...........................   11.2    13.5      13.5    11.5     11.0
  Leverage ratio............................    7.6     9.6      10.6     9.4      8.9
DECEMBER 31, 1995
  Risk-Based Capital Ratios
    Tier 1 capital..........................    7.6%    7.6%     10.0%    9.2%    10.3%
    Total capital...........................   11.3    10.9      12.1    11.5     11.5
  Leverage ratio............................    5.9     7.4      11.7     9.2      7.9

     Amendments to the risk-based capital requirements, incorporating market risk, became effective January 1, 1998. Under the new market risk requirements, capital will be allocated to support the amount of market risk related to the Corporation's ongoing trading activities. The market risk rules apply only to institutions with significant trading activities. Currently, the Corporation and FNBC will be subject to the new rules. Had the rules been in effect at December 31, 1997, the Corporation's Tier 1 and Total risk-based capital ratios would have been 7.8% and 11.6%, respectively, and FNBC's Tier 1 and Total risk-based capital ratios would have been 7.6% and 10.8%, respectively.

DIVIDENDS

     The Corporation's common dividend policy reflects its earnings outlook, desired payout ratios, the need to maintain an adequate capital level and alternative investment opportunities. The Corporation is currently targeting a common dividend payout ratio in the range of 30% to 40% of operating earnings over time. In November 1997, the Corporation increased its quarterly common dividend to $0.44 per share. This represented a 10% increase over the previous $0.40 per share dividend rate.

                  COMMON STOCK DIVIDENDS DECLARED (PER SHARE)

Bar Graph
                           1995    1996    1997
                          -----   -----   -----
                          $1.35   $1.48   $1.64

         REPORT OF MANAGEMENT ON RESPONSIBILITY FOR FINANCIAL REPORTING

                 FIRST CHICAGO NBD CORPORATION AND SUBSIDIARIES

To the Stockholders of First Chicago NBD Corporation:

FINANCIAL STATEMENTS

     The management of First Chicago NBD Corporation and its subsidiaries is responsible for the preparation, integrity and objectivity of the financial statements and footnotes contained in this Form 10-K. The financial statements have been prepared in accordance with generally accepted accounting principles and are free from material fraud or error. The other financial information in this Form 10-K is consistent with the financial statements. Where financial information must of necessity be based upon estimates and judgments, they represent the best estimates and judgments of management.

     The Corporation's financial statements have been audited by Arthur Andersen LLP, independent public accountants, whose appointment is ratified by the stockholders. The independent public accountants' responsibility is to express an opinion on the Corporation's financial statements. As described further in the report that follows, their opinion is based on their audit, which was conducted in accordance with generally accepted auditing standards and is believed by them to provide a reasonable basis for their opinion. Management has made available to Arthur Andersen LLP all of the Corporation's financial records and related data. Furthermore, management believes that all representations made to Arthur Andersen LLP during their audit were valid and appropriate.

INTERNAL CONTROL STRUCTURE OVER FINANCIAL REPORTING

     Management is also responsible for establishing and maintaining the Corporation's internal control structure that provides reasonable, but not absolute, assurance as to the integrity and reliability of the financial statements. Management continually monitors the internal control structure for compliance with established policies and procedures. The Corporation maintains a strong internal auditing program that independently assesses the effectiveness of the internal control structure. The Audit Committee of the Board of Directors, composed entirely of outside Directors, oversees the Corporation's financial reporting process on behalf of the Board of Directors and has responsibility for appointing the independent public accountants for the Corporation. The Audit Committee reviews with the independent public accountants the scope of their audit and audit reports and meets with them on a scheduled basis to review their findings and any action to be taken thereon. In addition, the Audit Committee meets with the internal auditors and with management to review the scope and findings of the internal audit program and any actions to be taken by management. The independent public accountants and the internal auditors meet periodically with the Audit Committee without management's being present.

     Management also recognizes its responsibility for fostering a strong ethical climate so that the Corporation's affairs are conducted according to the highest standards of personal and corporate conduct. This responsibility is characterized by and reflected in the Corporation's integrity policies, which address, among other things, the necessity of ensuring open communication within the Corporation; potential conflicts of interest; compliance with all domestic and foreign laws, including those related to financial disclosure; and the confidentiality of proprietary information. The Corporation maintains a systematic program to assess compliance with these policies.

     There are inherent limitations in the effectiveness of any internal control structure, including the possibility of human error or the circumvention or overriding of controls. Accordingly, even an effective internal control structure can provide only reasonable assurance with respect to reliability of financial statements and safeguarding of assets. Furthermore, because of changes in conditions, internal control structure effectiveness may vary over time.

     The Corporation assessed its internal control structure over financial reporting as of December 31, 1997, in relation to the criteria described in the "Internal Control -- Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, the Corporation believes that as of December 31, 1997, in all material respects, the Corporation maintained an effective internal control structure over financial reporting.


                                              /s/ Verne G. Istock
                                            ----------------------------------
Chicago, Illinois,                                VERNE G. ISTOCK
January 15, 1998                                  Chairman, President and
                                                  Chief Executive Officer


                                              /s/ Robert A. Rosholt
                                            ----------------------------------
                                                  ROBERT A. ROSHOLT
                                                  Executive Vice President and
                                                  Chief Financial Officer

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors of First Chicago NBD Corporation:

     We have audited the accompanying consolidated balance sheets of First Chicago NBD Corporation (a Delaware corporation) and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of First Chicago NBD Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Chicago NBD Corporation and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

Chicago, Illinois,                       /s/ Arthur Andersen LLP
January 15, 1998